[Execution Version]

SENIOR SECURED TERM LOAN CREDIT AGREEMENT

dated as of July 29, 2022

among

EOS ENERGY ENTERPRISES, INC.,
as the Borrower,
the Lenders
from time to time party hereto
and

ACP POST OAK CREDIT I LLC,
as Administrative Agent and Collateral Agent

(continued)
Page

(continued)
Page

(continued)
Page

(continued)
Page

(continued)
Page

ANNEXES, EXHIBITS AND SCHEDULES

Annex I        Commitments

Exhibit A    Form of Note
Exhibit B    Form of Borrowing Request
Exhibit C    Form of Interest Election Request
Exhibit D    Form of Quarterly IP Monitoring Report
Exhibit E-1    Form of Solvency Certificate
Exhibit E-2    Form of Compliance Certificate
Exhibit F    Form of Guarantee and Collateral Agreement
Exhibit G    Form of Assignment and Assumption
Exhibit H-1    Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2    Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3    Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4    Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit I    Form of Perfection Certificate

Schedule 1.01    Material Contracts
Schedule 7.01(b)    Real Property Rights
Schedule 7.01(f)    Organizational and Capital Structure of the Loan Parties
Schedule 8.05    Litigation
Schedule 8.06    Environmental Matters
Schedule 8.13    Restriction on Liens
Schedule 8.14    Ownership
Schedule 8.17(b)    Government Investigations
Schedule 8.18    Jurisdictions for Filing Mortgages
Schedule 8.23    Accounts
Schedule 9.18    Post-Closing Covenants
Schedule 10.02    Existing Indebtedness
Schedule 10.03    Existing Liens
Schedule 10.05    Existing Investments

SENIOR SECURED TERM LOAN CREDIT AGREEMENT, dated as of July 29, 2022 (this “Agreement”), among EOS ENERGY ENTERPRISES, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party hereto and ACP POST OAK CREDIT I LLC (“ACP”), as the Administrative Agent for the Lenders and Collateral Agent for the Secured Parties.
R E C I T A L S
A.The Borrower has requested that the Lenders extend, and the Lenders have agreed to make available to the Borrower, the term loan facility provided for herein upon the terms and subject to the conditions set forth in this Agreement and the other Loan Documents.
B.The Borrower desires to secure the Secured Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first-priority security interest in and continuing Lien (subject to certain limitations set forth in this Agreement) upon all of its rights, title and interest in its property constituting Collateral.
C.Borrower has determined that it is in its best interests to cause each of its Subsidiaries (subject to certain exceptions set forth in this Agreement) to guarantee the Secured Obligations and to pledge and grant to the Collateral Agent, for the benefit of the Secured Parties, a first-priority security interest in and continuing Lien (subject to certain limitations set forth in this Agreement) upon all of its rights, title and interest in its property constituting Collateral.
In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS
Section 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“ACP” has the meaning assigned to such term in the introductory paragraph hereto.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than one percent (1.00%), then Adjusted Term SOFR shall be deemed to be one percent (1.00%).
“Administrative Agent” means ACP, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, or any successor administrative agent or administrative agent appointed in accordance with the provisions of Section 12.06.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Loans” has the meaning assigned to such term in Section 5.05.
“Affiliate” means, with respect to a specified Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (b) another Person that directly or indirectly owns or holds (i) ten percent (10.0%) or more of any class of Equity Interests with voting power in the specified Person or (ii) ten percent (10.0%) or more of the Equity Interests in the specified Person or (c) any officer, director, manager or partner of the specified Person.
“Agent” means the Administrative Agent or the Collateral Agent, as applicable, and “Agents” shall refer to both the Administrative Agent and the Collateral Agent, collectively.
“Agreement” has the meaning assigned to such term in the introductory paragraph hereto.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR for a one-month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 3.03(b)), then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than two percent (2.00%), such rate shall be deemed to be two percent (2.00%) for purposes of this Agreement.
“Alternate Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Lender, any Loan Party or their Subsidiaries from time to time concerning or relating to anti-money laundering.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Loan Party or their Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the FCPA, and any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
“Applicable Margin” means, for any day, (a) with respect to any ABR Loan, a rate per annum equal to 7.50% or (b) with respect to any SOFR Loan, a rate per annum equal to 8.50%.
“Applicable Percentage” means, with respect to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of all Loans of all Lenders then outstanding).
“Approved Fund” means any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or investing in commercial bank loans and similar extensions of credit in the ordinary course of its business and any investment fund or asset manager that is administered, advised, sub-advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.04(b)), and accepted by the Administrative Agent, in the form of Exhibit G or any other form approved by the Administrative Agent.
“Atlas” means Atlas Credit Partners, LLC.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this

Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(d).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)    Daily Simple SOFR or
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than one percent (1.00%), the Benchmark Replacement will be deemed to be one percent (1.00%) for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.
“Beneficial Ownership Certification” means a certification regarding the Beneficial Owners of the Borrower as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
“Borrower” has the meaning assigned to such term in the introductory paragraph hereto.
“Borrowing” means Loans of the same Type, made, converted or continued on the same date, and in the case of SOFR Loans, as to which a single Interest Period is in effect.
“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
“Borrowing Request” means a written request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form of Exhibit B or such other form approved by the Administrative Agent.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a SOFR Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.
“Call Premium” means with respect to any prepayment of Loans hereunder and any other payment of the Loans hereunder, whether due to acceleration or otherwise: (a) in the case of any such payment of Loans that occurs during the period from the Closing Date to and including the Call Premium Expiration Date, an amount equal to the excess, if any, of (i) the sum of (x) the principal amount of the Loans being repaid or prepaid or that has become or is declared accelerated, plus (y) the present value of all required payments of interest on such Loans being prepaid, repaid or that has become or is declared accelerated, from the date of such prepayment, repayment or acceleration through the Call Premium Expiration Date, which present value shall be calculated using a discount rate equal to the Treasury Rate plus 50 basis points, over (ii) the principal amount of such Loans being prepaid, repaid or that has become or is declared accelerated as of the day of determination, provided that, in no case shall the Call Premium pursuant to this clause (a) be less than zero, and (b) in the case of any such payment of Loans that occurs after the Call Premium Expiration Date, zero.
“Call Premium Expiration Date” means the date that is the second anniversary of the Closing Date.
“Capital Expenditures” means, for any Person, all expenditures for fixed or capital assets or other capital expenditures which, in accordance with GAAP, are required to be capitalized and so shown on the consolidated balance sheet of such Person.
“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases or finance leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.
“Cash Equivalents” means Investments in:

(a)    marketable obligations, maturing within one (1) year after acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;
(b)    marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s;
(c)    deposits maturing within one (1) year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $500,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively; and
(d)    money market funds substantially all of the assets of which comprise securities of the types described in subsections (a) through (c) above.
“Casualty Event” means (a) any loss, casualty or other insured damage to any Property of any Loan Party or any of its Subsidiaries or (b) any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of (or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking), any Property of any Loan Party or any of its Subsidiaries (any event in this clause (b), a “Condemnation Event”).
“Change in Control” means the occurrence of any of the following:
(a)     any Person or group (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), other than Permitted Holders, owning and controlling, directly or indirectly, of record and beneficially, in the aggregate Equity Interests representing 35.0% or more of the economic and voting Equity Interests in the Borrower;
(b)    the Borrower ceasing to beneficially own and control, directly, 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of IPHoldCo;
(c)    IPHoldCo ceasing to beneficially own and control, directly, 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of IPCo; or
(d)    the sale, exclusive license or transfer, in a single transaction or in a related series of transactions, of all or substantially all of the assets of IPCo to any Person.
“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith (whether or not having the force of law) or in implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated, issued or implemented.

“Closing Date” means the date on which the conditions specified in Section 7.01 are satisfied (or waived in accordance with Section 13.02).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means all Property now owned or hereafter acquired by the Loan Parties or any other Guarantor which is subject to a Lien created or purported to be created under one or more Security Documents.
“Collateral Agent” means ACP, as collateral agent for the Secured Parties, together with any successor collateral agent or collateral agent appointed in accordance with the provisions of Section 12.06.
“Commitments” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Annex I hereto under the heading “Commitments” and any additional commitments established pursuant to Section 2.06. As of the Closing Date, the aggregate principal amount of Commitments of the Lenders is $85,106,383.00.
“Commodity Accounts” means all “commodity accounts” (as such term is defined in the UCC) of the Loan Parties.
“Condemnation Event” has the meaning assigned to such term in the definition of “Casualty Event”.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.03 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, including the power to elect a majority of the directors, managers, trustees or equivalent of a Person, as the case may be. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” means, with respect to any Deposit Account, Securities Account or Commodity Account, a control agreement, in form and substance reasonably satisfactory to the Collateral Agent.
“Convertible Notes” means those certain convertible promissory notes made by Borrower in favor of Wood River Capital, LLC, and issued pursuant to that certain Indenture dated as of April 7, 2022, such Indenture as contemplated by the terms of that certain Investment Agreement dated as of July 6,

2021 between Borrower and Spring Creek Capital, LLC, an affiliate of Wood River Capital, LLC, both wholly-owned, indirect subsidiaries of Koch Industries, Inc., as such convertible promissory notes may be reissued, divided and increased, any increases limited to the addition of interest “paid in kind” under the terms of the Indenture.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Rate” has the meaning set forth in Section 3.03(c).
“Deposit Accounts” means all “deposit accounts” (as such term is defined in the UCC) of the Loan Parties.
“Designee(s)” has the meaning set forth in Section 13.04(e).
“Disposition” means, (a) with respect to any Intellectual Property, any sale, exclusive license, sale with retained non-exclusive license, assignment, conveyance or transfer, and (b) with respect to any other Property (including, without limitation, Equity Interests of any Subsidiaries), any sale, lease, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof, including, without limitation, any issuance of Equity Interests of any Subsidiary. The terms “Dispose” and “Disposed of” have meanings correlative thereto.
“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans or other obligations hereunder outstanding and all of the Commitments are terminated.
“dollars” or “$” refers to lawful money of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment, the preservation or reclamation of natural resources, or the management, Release or Threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which any Loan Party or any Subsidiary of any Loan Party is conducting, or at any time has conducted, business, or where any Property of any Loan Party or any Subsidiary of any Loan Party is located, including, the Oil Pollution Act of 1990, as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe

Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.
“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, including both preferred and common equity, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest, including the Convertible Notes and any other debt securities convertible into any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.
“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.
“Escrow Agent” means NCC Group Software Resilience (NA) LLC.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Section 11.01.
“Excepted Liens” means:
(a)    Liens for Taxes, assessments or other governmental charges or levies which are (i) not delinquent or (ii) being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(b)    Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(c)    statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business, each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP or in respect of which bonds otherwise in an amount sufficient to repay the underlying obligation of such Liens shall have been obtained and remain in effect;
(d)    Liens arising solely by virtue of any statutory or common law provision or customary deposit account terms (pursuant to a depository institution’s standard documentation that is provided to its customers generally) relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by any Loan Party or any Subsidiary of any Loan Party to provide collateral to the depository institution; and

(e)    encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use or operation of such property in the ordinary course of business of the Loan Parties, or the value thereof, and that do not otherwise individually or in the aggregate materially impair the validity, perfection or priority of the Liens granted under the Security Documents;
provided, further, that (x) Liens described in clauses (a) through (d) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Collateral Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens and (y) in no event shall “Excepted Liens” secure Indebtedness of the type specified in clauses (a) and (b) of the definition of Indebtedness.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Subsidiary” means HI-POWER, LLC, a Delaware limited liability company; provided, if the Government Loan has not been executed on or prior to January 1, 2024, then HI-POWER, LLC shall no longer be an Excluded Subsidiary and HI-POWER, LLC’s owner(s) or member(s) will grant a lien on its equity and HI-POWER, LLC shall guarantee the Secured Obligations; provided further, at no time shall HI-POWER, LLC grant a lien in any of its assets to secure all or any portion of the Secured Obligations.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) any and all Taxes imposed on (or measured by) such recipient’s net income (however denominated), franchise Taxes or branch profits Taxes, in each case imposed by (i) any jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or incorporated or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any and all Taxes attributable to such Lender’s failure to comply with Section 5.03(f), (c) in the case of a Lender, U.S. federal withholding Taxes that are imposed on amounts payable to or for the account of such Lender (x) pursuant to a law in effect at the time such Lender acquires an interest in a Loan or Commitment or (y) pursuant to a law in effect at the time such Lender designates a new lending office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, immediately before the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Taxes pursuant to Section 5.03 and (d) any withholding Taxes imposed by FATCA.
“Existing Indebtedness” means $15,000,000 owed by Eos Energy Storage LLC, as borrower, to Holtec Power, Inc., pursuant to a promissory note dated April 8, 2021, which Indebtedness has been guaranteed by the Borrower.
“Extraordinary Net Cash Receipts” means any cash received by or paid to or for the account of the Borrower or any of its Subsidiaries not in the ordinary course of business and related to the Collateral, in each case, net of customary reasonable costs and expenses associated therewith; provided that Extraordinary Net Cash Receipts shall not include the following (the parties to this Agreement agreeing that the following exclusions are not intended to be exhaustive or complete listing of payments that would be considered ordinary course): (a) proceeds of grants or other similar programs extended by a Governmental Authority, or (b) any payments received in connection with liquidated damages received from suppliers or customers, purchase price adjustments or early termination fees or termination for convenience fees from suppliers or customers.
“Facility” means this Agreement and the Commitments and the extensions of credit made hereunder.
“FATCA” means Sections 1471 through 1474 of the Code, as in effect as of the date of this Agreement (or any amended or successor version or similar requirement of law that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code (including any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any fiscal or regulatory legislation, rules, administrative guidance, or practices adopted or entered into pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that (a) if such a day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to three major banks on such day of such transactions as determined by the Administrative Agent; provided further that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“Fee Letter” means that certain Fee Letter among the Agents and the Borrower dated as of the date hereof.
“Financial Covenant” has the meaning set forth in Section 10.01.
“Financial Officer” means, for any Person, a chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.
“Flood Laws” mean all collectively, (a) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Foreign Lender” means any Lender that is not a United States person, within the meaning of Section 7701(a)(30) of the Code.
“Foreign Subsidiary” means any Subsidiary of the Borrower that is not organized under the laws of any political subdivision of the United States of America.
“Funds Flow Memorandum” has the meaning set forth in Section 7.01(r).
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.04.
“General and Administrative Costs” means the general and administrative costs of the Borrower, including utilities, communications, consulting fees, salary, rent, supplies, travel, insurance, accounting, legal, engineering and broker related fees required to manage its affairs.
“Government Loan” means up to $300,000,000 outstanding principal amount of Indebtedness provided by the U.S. Department of Energy or other U.S. or State government entity, as the same may be amended.
“Governmental Approval” means any authorization, consent, approval, license, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, publication, notice, declaration, or registration, filed with, or issued or granted, by any Governmental Authority.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including Environmental Laws and occupational, safety and health standards or controls, of any Governmental Authority.
“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement dated as of the Closing Date executed by the Borrower and the other Loan Parties (including any Subsidiaries that execute such agreement after the Closing Date pursuant to Section 9.12), in substantially the form of Exhibit F.
“Guarantors” means each Subsidiary of the Borrower, excluding any Immaterial Subsidiaries and the Excluded Subsidiary, that is a party to the Guarantee and Collateral Agreement as a “Guarantor” and “Grantor” (as such terms are defined in the Guarantee and Collateral Agreement) and guarantees the Secured Obligations. For the avoidance of doubt, the Excluded Subsidiary shall not be a “Guarantor” or “Grantor” under the Guarantee and Collateral Agreement.
“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law and including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, asbestos containing materials, polychlorinated biphenyls, per- and poly-fluorinated substances or radon.
“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or their Subsidiaries shall be a Hedging Agreement.
“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Secured Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.
“Immaterial Subsidiary” means, at any time of determination, any Foreign Subsidiary: (a) that, together with its Subsidiaries that constitute Foreign Subsidiaries, does not have total assets in excess of 2.5% of the consolidated total assets of the Borrower and its Subsidiaries or total revenues in excess of 2.5% of the consolidated total revenues of the Borrower and its Subsidiaries (based upon and as of the date of delivery of the most recent consolidated financial statements of the Borrower furnished pursuant to this Agreement), and (b) does not own, directly or indirectly, Equity Interests in any other Subsidiary that is not an Immaterial Subsidiary; provided that the total assets or total revenues of all Immaterial Subsidiaries shall not exceed 5% of the consolidated total assets or total revenues, as the case may be, of the Borrower and its Subsidiaries (based upon and as of the date of delivery of the most recent consolidated financial statements of the Borrower furnished pursuant to this Agreement).

“Increased Cost Lender” has the meaning assigned to such term in Section 5.06.
“Indebtedness” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and other accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business); (d) in respect of any Capital Lease of any Person, the capitalized amount thereof (or finance lease liabilities) that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; (e) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person; (f) all Indebtedness (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Indebtedness (howsoever such assurance shall be made); (g) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Indebtedness or Property of others; (h) obligations to deliver commodities, goods or services in consideration of one or more advance payments; (i) obligations to pay for goods or services, even if such goods or services are not actually received or utilized by such Person, i.e., take-or-pay and similar obligations; (j) any Indebtedness of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (k) Disqualified Capital Stock; and (l) obligations under Hedging Agreements. The Indebtedness of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 13.03(b).
“Information” has the meaning assigned to such term in Section 13.12.
“Insurance Policy” means that certain Collateral Protection Insurance Policy issued by the Insurers to the Collateral Agent on behalf of the Lenders, as insured, with the Lenders as loss payee thereunder.
“Insurance Proceeds” has the meaning set forth in Section 13.04(e).
“Insurers” means each Insurer, as defined in the Insurance Policy.
“Intellectual Property” has the meaning set forth in the Guarantee and Collateral Agreement.
“Intercompany IP Licensing Agreement” means, collectively, that certain Intellectual Property License Agreement, dated July 28, 2022, among IPCo, the other Loan Parties and the Excluded Subsidiary, and any other license or sublicense agreement between IPCo, one the one hand, and the other Loan Parties or the Excluded Subsidiary, on the other hand, pursuant to which such Loan Party or the Excluded Subsidiary has made arrangements to exploit certain Intellectual Property of IPCo, as such agreements may be amended, restated, amended and restated, supplemented or otherwise modified not in contravention of this Agreement.
“Interest Election Request” means a written request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04 and substantially in the form of Exhibit C or such other form approved by the Administrative Agent.

“Interest Escrow Account” means (a) initially, that certain account in the name of the Collateral Agent (or its sub-agent) as notified in writing to the Borrower and the Lenders, or (b) if permitted by the Collateral Agent in its sole discretion (acting at the direction of the Majority Lenders), any deposit account of the Borrower designated by the Borrower from time to time in writing to the Collateral Agent, subject to a Control Agreement in favor of the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent (it being understood and agreed that the Collateral Agent shall have sole control over the Interest Escrow Account immediately upon the occurrence of the Closing Date and at all times thereafter).
“Interest Escrow Account Funds” has the meaning assigned to such term in Section 3.02(d).
“Interest Escrow Required Amount” means (a) as of the Closing Date, an amount equal to $9,621,225.53 and (b) thereafter, an amount equal to the aggregate amount of the four (4) immediately following interest payments owed on the Loans; provided, it being understood and agreed that if (i) as of any date the amount of interest actually owed with respect to the four (4) interest payments immediately following such date exceeds the aggregate amount of Interest Escrow Account Funds as a result of any change in the reference rate or otherwise, then the Borrower shall deposit such deficient amount into the Interest Escrow Account within three (3) Business Days after the Administrative Agent provides written notice of such deficiency to the Borrower, and (ii) as of any date the amount of interest actually owed with respect to the four (4) interest payments immediately following such date is less than the aggregate amount of Interest Escrow Account Funds as a result of any change in the reference rate, a paydown of the Loans or otherwise, then, if no Default or Event of Default exists, the Administrative Agent shall promptly (and in any event, within three (3) Business Days) release and deliver to the Borrower such excess amount after the Borrower provides written notice of such excess to the Administrative Agent.
“Interest Payment Date” has the meaning assigned to such term in Section 3.02(d).
“Interest Period” means, as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date three (3) months thereafter; provided that:
(1)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(2)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(3)    no Interest Period shall extend beyond the Maturity Date.
“Intermediate Holdco” means Eos Energy Enterprises Intermediate Holdings, LLC, a Delaware limited liability company.
“Investment” means, for any Person: (a) the purchase or acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or a discrete set of Properties of the seller of such Properties, other than any Property consisting of equipment, materials or consumables purchased or acquired in the ordinary course of business; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity

Interests to be sold) with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.
“IPCo” means Eos Energy Technology Holdings, LLC, a Delaware limited liability company.
“IPHoldCo” means Eos Enterprise Holdings, LLC, a Delaware limited liability company.
“IP Escrow Agreement” means that certain Information Escrow Agreement, by and among the Escrow Agent, the Administrative Agent and IPCo.
“IRS” means the United States Internal Revenue Service.
“Labor Contracts” means all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party or Subsidiary of a Loan Party and its employees.
“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“License Agreements” means any license or sublicense agreement between IPCo and a Loan Party pursuant to which such Loan Party has made arrangements to exploit certain Intellectual Property of IPCo, as such agreements may be amended, restated, amended and restated, supplemented or otherwise modified not in contravention of this Agreement.
“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including (a) the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
“Liquidity” means (a) aggregate principal amounts then available to be borrowed under any revolving facility of the Borrower permitted hereunder, (b) the Unrestricted Cash of the Loan Parties that is subject to a valid and first priority perfected Lien (subject to Excepted Liens of the type described in clause (d) of the definition thereof) in favor of the Collateral Agent, (c) any other cash held in a Deposit Account of the Excluded Subsidiary that is not listed as “Restricted” (or similar caption) on the balance sheet of such Person and (d) any other cash of the Excluded Subsidiary held for the benefit of the lender of the Government Loan pursuant to the terms thereof.
“Loan Documents” means this Agreement, the Notes, the Security Documents, the Fee Letter, any agreement, instrument or certificate required to be delivered under this Agreement by or on behalf of any Loan Party and each other document designated as a Loan Document thereunder (but for the avoidance of doubt shall not include the Insurance Policy).
“Loan Parties” means, collectively, the Borrower and the Guarantors. “Loan Party” means the Borrower or a Guarantor, individually, as the context may require. For so long as HI-POWER, LLC is an Excluded Subsidiary, HI-POWER, LLC shall not be a Loan Party or Guarantor under any Loan Document and none of its Property or any Equity Interests issued by it shall be subject to the Liens of the Agents and the Lenders.
“Loans” has the meaning specified for such term in Section 2.01(a).

“Majority Lenders” means, as of any date of determination, the holders of more than 50% of (a) the Commitments of all the Lenders then in effect or (b) after the Closing Date, the outstanding principal amount of the Loans of all Lenders then outstanding at such date (without regard to any sale by a Lender of a participation in any Loan under Section 13.04(c)); provided, (i) that at any time there are two or more Lenders, at least two Lenders shall be necessary to constitute “Majority Lenders” and (ii) to the extent Atlas or an Affiliate thereof holds any Commitments or Loans at such time, then Atlas or such Affiliate shall be one of the Majority Lenders.
“Manufacturing and Supply Agreement” means that certain Manufacturing and Supply Agreement, among Excluded Subsidiary and the Loan Parties, in form and substance reasonably satisfactory to the Collateral Agent.
“Material Adverse Effect” means a material adverse change in, or material adverse effect on, (a) the business, operations, liabilities (actual or contingent) or financial condition of (i) the Borrower and its Subsidiaries, taken as a whole or (ii) the Borrower, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to any Agent or any Lender under any Loan Document.
“Material Contract” means (a) the agreements listed on Schedule 1.01, (b) the Intercompany IP Licensing Agreement, and (c) any other contract or other arrangement to which any Loan Party or any of its Subsidiaries is a party (other than the Loan Documents) which are entered into after the date of the Agreement and for which disclosure under Item 1.01 of Form 8K is required.
“Material Contract Estoppel” means an undertaking in form and substance reasonably satisfactory to the Collateral Agent pursuant to which each Person other than a Loan Party that is a party to a Material Contract (excluding any agreements, permits or licenses between a Loan Party, on the one hand, and any Governmental Authority, on the other hand) (i) consents to the granting of Liens encumbering the applicable Loan Party’s interest in such Material Contract, (ii) consents to the enforcement of such Lien pursuant to the terms of the Loan Documents, (iii) consents to transfer of the applicable Material Contract to any initial transferee following enforcement of such Lien or a transfer in lieu of such enforcement, and (iv) agrees to continue to perform its obligations under such Material Contract so long as such transferee performs the obligations of the Loan Party thereunder.
“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Loan Parties or their Subsidiaries in an aggregate principal amount exceeding $5,000,000.
“Maturity Date” means the earlier of (a) July 29, 2026 and (b) 91 days prior to the then-current maturity date of the Convertible Notes, after giving effect to any extension, refinancing or replacement of the Convertible Notes (including, without limitation, pursuant to any Permitted Convertible Debt).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
“Mortgage” means each mortgage, deed of trust or any other document (including any assignment thereof) creating and evidencing a Lien on real Property and other Property in favor of the Collateral Agent, for the benefit of the Secured Parties, which shall be in a form reasonably satisfactory to the Collateral Agent.
“Mortgaged Property” means any Property owned by any Loan Party that is subject to a Mortgage.
“Net Cash Proceeds” means, (a) with respect to any Disposition of Collateral by any Loan Party, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such Disposition, but only as and when so received, over (ii) the sum, without duplication, of (A) the reasonable costs and expenses incurred by such Loan Party in connection with such Disposition and (B) all title and recording Tax expense and all federal, state, provincial, foreign and local income Taxes required to be paid in the then-current fiscal year or subsequent fiscal year as a consequence of such

Disposition; (b) with respect to the issuance of any Indebtedness, the cash proceeds received from such issuance of Indebtedness, as the case may be, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith; and (c) with respect to any issuance of Equity Interests, the cash proceeds thereof, net of all Taxes paid in cash incurred in connection therewith and customary fees, discounts, commissions, costs and other expenses incurred in connection therewith.
“Non-Consenting Lender” has the meaning assigned to such term in Section 5.06.
“Notes” means the promissory notes of the Borrower described in Section 2.02(c) and being substantially in the form of Exhibit A.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to such corporation) and any shareholders agreement; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Original Indebtedness” means Indebtedness permitted by this Agreement that is extended, refinanced or replaced.
“Other Connection Taxes” means, with respect to any the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.06).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight SOFR borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Participant” has the meaning set forth in Section 13.04(c)(i).

“Participant Register” has the meaning set forth in Section 13.04(c)(ii).
“Patent, Trademark and Copyright Security Agreements” means each patent security agreement, trademark security agreement and copyright security agreement, in substantially the form attached as exhibits to the Guarantee and Collateral Agreement or otherwise in a form acceptable to the Collateral Agent, each as executed and delivered by the applicable Loan Parties in favor of the Collateral Agent, for the benefit of the Secured Parties.
“Payment” has the meaning assigned to such term in Section 12.12(a).
“Payment in Full” means (a) the Commitments have expired or been terminated, (b) the principal of and premium (if any) on and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full in cash (other than contingent indemnification obligations) and (c) all other Secured Obligations shall have been paid in full in cash.
“Payment Notice” has the meaning assigned to such term in Section 12.12(b).
“Perfection Certificate” means a perfection certificate substantially in the form of Exhibit I.
“Permitted Convertible Debt” means Indebtedness incurred pursuant to the Standby Equity Purchase Agreement with affiliates of Yorkville Advisors, dated April 28, 2022, not to exceed an aggregate principal amount of $15,000,000 outstanding at any time, to be repaid only with proceeds of Equity Interests of the Borrower or additional Indebtedness incurred pursuant to such Standby Equity Purchase Agreement.
“Permitted Holders” means (a) YA II PN, Ltd., an affiliate of Yorkville Advisors, (b) Wood River Capital, LLC, a Delaware limited liability company that is a wholly-owned, indirect subsidiary of Koch Industries, Inc., and (c) each of their respective Affiliates.
“Permitted Liens” means Liens permitted pursuant to Section 10.03.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Personnel Agreement” means that certain intercompany agreement to be entered into regarding the allocation of employees among the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Collateral Agent.
“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower or an ERISA Affiliate or (b) was at any time during the six (6) calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or an ERISA Affiliate.
“Prime Rate” means the “U.S. Prime Lending Rate” as published in The Wall Street Journal (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the bank prime loan rate or its equivalent). Any change in such prime rate shall take effect at the opening of business on the day specified in the public announcement of such change.
“Property” means any interest in any kind of property, right or asset, whether real, personal or mixed, or tangible or intangible (including cash, securities, accounts, contract rights, Intellectual Property and Equity Interests or other ownership interests of any Person), whether now in existence or owned or hereafter acquired.
“Prudent Industry Practice” means, with respect to any Person, those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by a significant portion of utility-scale battery producers, as good, safe and prudent practices in connection with construction, operation, maintenance, repair, improvement and use of equipment, facilities and improvements of such utility-scale battery production facilities, with commensurate standards of safety, performance, dependability, efficiency and economy. Prudent Industry Practices does not necessarily mean one particular practice, method, equipment specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.
“Real Property Rights” means all of the rights-of-way, easements, leases, consents, fee ownership, and other real property rights of the Loan Parties.
“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.
“Redemption” means, with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment, or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Indebtedness. “Redeem” has the correlative meaning thereto.
“Refinance Indebtedness” means Indebtedness that extends, refinances or replaces Original Indebtedness.
“Register” has the meaning assigned to such term in Section 13.04(b)(iv).
“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.
“Release” (or “Threatened Release”) has the meaning assigned to such terms as specified in CERCLA, as amended; provided, however, that (a) in the event that CERCLA is amended so as to broaden the meaning of the term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of any Loan Party or any Subsidiary of any Loan Party is located establish a meaning for “release” that is broader than that specified in CERCLA, such broader meaning shall apply.
“Relevant Governmental Body” means the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.
“Remedial Work” has the meaning assigned to such term in Section 9.10(a).
“Replacement Lender” has the meaning assigned to such term in Section 5.06.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, as to any Person, a chief executive officer, the president, any Financial Officer, the secretary or any vice president of such Person, or if such Person does not have any such officer, an individual holding such position with a Person directly or indirectly managing its business and affairs. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.
“Restricted Payment” means (a) the payment of any dividend or making of any other payment or distribution (whether in cash, securities or other property) on account of any Loan Party’s or any of its Subsidiaries’ respective Equity Interests or to the direct or indirect holders of any Loan Party’s or any of its Subsidiaries’ respective Equity Interests in their capacity as such, (b) the purchase, redemption, acquisition, retirement for value, acquisition, cancellation or termination of any Loan Party’s or any of its Subsidiaries’ respective Equity Interests, (c) any payment or distribution (whether in cash, securities or other property) on account of any return of capital to any Loan Party’s or any of its Subsidiaries’ respective stockholders, partners or members (or the equivalent Person thereof), (d) any payment by any Loan Party’s or any of its Subsidiaries’ for any advisory, consulting, management or similar services provided by or payable to any Affiliate of the Borrower or (e) any payment of principal or interest in cash with respect to any Indebtedness that extends, refinances or replaces the Convertible Notes.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto that is a nationally recognized rating agency.
“Sanctioned Country” means, at any time, a country, region or territory which is itself, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government.
“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), or by the United Nations Security Council, the European Union or any EU member state, Her Majesty’s Treasury, or other relevant sanctions authority (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person directly or indirectly owned or controlled by any such Person or Persons.
“Sanctions” means economic or financial sanctions or trade embargoes or restricted measures imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.
“Secured Obligations” means (a) any and all amounts owing or to be owing (including interest accruing at any Default Rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, any other Loan Party or any of their Subsidiaries (other than the Excluded Subsidiary), whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) by the Borrower or any other Loan Party or any of their Subsidiaries (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) to the Administrative Agent, the Collateral Agent or any Lender or other Secured Party under any Loan Document or paid on behalf of any Loan Party or any other Loan Party or any of their Subsidiaries by the Administrative Agent or the Collateral Agent or any of their Affiliates, and (b) all renewals, restatements, extensions and/or rearrangements of any of the above. Without limitation of the foregoing, the term “Secured Obligations” shall include the unpaid principal or premium (if any) of and interest on the Loans (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party or any of their Subsidiaries (other than the Excluded Subsidiary), whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations and unpaid amounts, fees, expenses, indemnities, costs, and all other obligations and liabilities of every nature of the Borrower or any other Loan Party or any of their Subsidiaries, whether absolute or contingent, due or to become due, now existing or hereafter arising under this Agreement and the other Loan Documents.
“Secured Parties” means the Administrative Agent, the Collateral Agent, each Lender and each Indemnitee.

“Securities Accounts” means all “securities accounts” (as such term is defined in the UCC) of the Loan Parties.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Documents” means, collectively, the Guarantee and Collateral Agreement, any Material Contract Estoppel, the Control Agreements, the Mortgages, the Patent, Trademark and Copyright Security Agreements, any Perfection Certificate, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by any Loan Party or any other Person in connection with, or as security for the payment or performance of the Secured Obligations, the Notes or this Agreement (but, for the avoidance of doubt, shall not include the Insurance Policy).
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the NYFRB’s Website.
“Solvent” means, with respect to any Person(s) as of any date, that (a) as of such date, such Person(s) is able to pay all liabilities of such Person(s) as such liabilities mature, and (b) as of such date, such Person(s) does not have unreasonably small capital given the nature of its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Successor Effective Date” has the meaning set forth in Section 12.06.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, penalties and additions to taxes applicable thereto.
“Term SOFR” means:
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to an Alternate Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Alternate Base Rate Term SOFR Determination Day”) that is two (2) Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any

Alternate Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) Business Days prior to such Alternate Base Rate Term SOFR Determination Day.
“Term SOFR Adjustment” means 0.2616%.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Terminated Lender” has the meaning assigned to such term in Section 5.06.
“Third Party License Agreement” has the meaning set forth in Section 9.16.
“Transaction Costs” means all fees and expenses incurred or paid by the Borrower in connection with the Transactions.
“Transactions” means, collectively, (a) with respect to (i) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans and the use of the proceeds thereof, and the grant of Liens by the Borrower on the Collateral pursuant to the Security Documents, and (ii) each other Loan Party, the execution, delivery and performance by such Loan Party of each Loan Document to which it is a party, such Loan Party’s guarantee of the Secured Obligations pursuant to the applicable Security Documents, and the grant of Liens by such Loan Party on the Collateral pursuant to the Security Documents, (b) the funding of the Interest Escrow Account and payment of Transaction Costs and other amounts in accordance with the Funds Flow Memorandum and (c) the repayment of Existing Indebtedness of the Borrower.
“Trinity Equipment Financing Loan” means Indebtedness pursuant to the Master Equipment Financing Agreement dated September 30, 20221, between the Excluded Subsidiary and Trinity Capital Inc., including the Guaranty by the Borrower of such Indebtedness.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted Term SOFR.
“UCC” means the Uniform Commercial Code as in effect in the State of New York.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Unrestricted Cash” means, with respect to any Loan Party, cash held in a Deposit Account of such Loan Party subject to a Control Agreement, other than (a) Interest Escrow Account Funds and (b) any other cash listed as “Restricted” (or similar caption) on the balance sheet of such Person.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), as amended.
“Withholding Agent” means the Borrower, any Guarantor or the Administrative Agent.
“Withholding Certificate” has the meaning assigned to such term in Section 5.03(f)(ii)(B)(4).
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yield Maintenance Event” has the meaning assigned to such term in Section 11.02(a).
“Yorkville Advisors” means YA II PN, LTD., a Cayman Islands exempt limited partnership.
Section 1.02    Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “SOFR Loan” or a “SOFR Borrowing”).
Section 1.03    Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and the word “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The use of the words “repay” and “prepay” and the words “repayment” and “prepayment” herein shall each have identical meanings hereunder. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) except as otherwise provided herein, any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including”, (f) unless otherwise specified, any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement, (g) any reference to amounts “deposited” into or “on deposit” in any account shall be construed to include any cash equivalents or other amounts credited to such account, (h) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (j) all references to currencies and to amounts payable hereunder and under the other Loan Documents shall be to United States dollars. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Majority Lenders. The use of the phrase “subject to” as used in connection with Excepted Liens, Permitted Liens or otherwise and the permitted existence of any Excepted Liens, Permitted Liens or any other Liens shall not be interpreted to expressly or impliedly subordinate any Liens granted in favor of the Collateral Agent and the other Secured Parties as there is no intention to subordinate the Liens granted in favor of the Collateral Agent and the other Secured Parties. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.
Section 1.04    Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the financial statements except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 9.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.
Section 1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.06    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.
Section 1.07    Benchmark Replacement. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II
THE CREDITS
Section 2.01    Commitments.
(a)Loans. Subject to and upon the terms and conditions herein set forth, each Lender having a Commitment severally, but not jointly, agrees to make term loans denominated in dollars (together with any additional loan made pursuant to a Commitment established in accordance with Section 2.06, each a “Loan” and, collectively, the “Loans”) to the Borrower on the Closing Date (or such later date as contemplated by Section 2.06) in an amount equal to such Lender’s Commitment. Each Lender’s Commitment shall immediately terminate without further action upon the funding of such Lender’s Loan pursuant to this Section 2.01(a).
(b)Nature of Loans as Term Loans. Any amounts borrowed hereunder and repaid or prepaid may not be reborrowed.
Section 2.02    Loans and Borrowings.
(a)Borrowings; Several Obligations. The Loans made on the Closing Date pursuant to the Commitments shall be made as part of one or more Borrowings on the Closing Date consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)Notes. Any Lender may request that the Loans made by it be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, in each case, payable to such Lender or its registered assigns in a principal amount equal to the aggregate principal amount of its Loans as in effect on such date, and otherwise duly completed. In the event that the aggregate principal amount of any Lender’s Loans increases or decreases for any reason (whether pursuant to Section 2.01, Section 13.04(b) or otherwise), upon the request of such Lender, the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender or its registered assigns in a principal amount equal to the aggregate principal amount of its Loans after giving effect to such increase or decrease, and otherwise duly completed. Borrower’s obligation to deliver a Note evidencing Loans for which the Borrower has previously delivered a Note shall be subject to Borrower’s receipt of such previously-delivered Note or satisfactory indemnity therefor in Borrower’s discretion. The replaced Note shall be deemed cancelled upon delivery from the Borrower to the Lender of such new Note. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be recorded by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.
Section 2.03    Requests for Borrowings. (a)    To request a Borrowing of Loans on the Closing Date, the Borrower shall give irrevocable notice to the Administrative Agent of such request in writing by facsimile or e-mail to the Administrative Agent by delivering a written Borrowing Request signed by the Borrower to the Administrative Agent not later than 2:00 p.m., New York City time, at least one (1)

Business Day in advance of the Closing Date, requesting that the Lenders make the Loans on the Closing Date and specifying:
(i)the aggregate amount of the requested Borrowing;
(ii)the proposed Borrowing Date, which shall be a Business Day;
(iii)whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and
(iv)the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05(a).
Promptly following receipt of a Borrowing Request in accordance with this Section 2.03(a), the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
(b)     In respect of Section 2.03(a)(iv), the Borrower hereby designates that on the Closing Date (i) proceeds of Loans in an amount equal to the Interest Escrow Required Amount will be deposited in the Interest Escrow Account and (ii) all other proceeds of the Loans will be applied in accordance with the Funds Flow Memorandum.
Section 2.04    Interest Elections.
(a)Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the Borrowing Request delivered pursuant to Section 2.03 and, in the case of a SOFR Borrowing, shall have an Interest Period as contemplated by the definition of the term “Interest Period”. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Each conversion to or continuance of SOFR Borrowing shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each conversion to an ABR Borrowing shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.
(b)Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election in writing by (i) in the case of continuation of or conversion to a SOFR Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the last day of the current Interest Period or date of conversion, or (ii) in the case of conversion to an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of conversion. Each such written Interest Election Request shall be irrevocable and delivered by facsimile or e-mail to the Administrative Agent and be substantially in the form of Exhibit C and signed by the Borrower.
(c)Information in Interest Election Requests. Each written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(iii)whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing.
(d)Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto (which, for the avoidance of doubt shall be three (3) Business Days prior to the end of the Interest Period), then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall be ineffective) and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05    Funding of Borrowings.
(a)Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed Borrowing Date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon receipt of all requested Loan funds, the Administrative Agent will make such Loans available to the Borrower by promptly wire-transferring the amounts so received, in like funds, to the accounts designated by the Borrower in the applicable Borrowing Request in accordance with Section 2.03. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.
(b)Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
Section 2.06    Incremental Loan. The Borrower may request an additional Commitment for the making of one additional Loan under this Agreement following the Closing Date upon not less than 10 Business Days’ notice to the Administrative Agent (or such lesser period of time permitted by the

Administrative Agent), so long as (a) the requested additional Commitment is not more than $14,893,617.00, (b) the Insurance Policy limit has increased by at least such requested Commitment amount (less any agreed retention) and is offered on the same terms as the Loans made on the Closing Date, except as otherwise agreed by the Lenders, (c) the Borrower does not permit Liquidity to be less than the Interest Escrow Required Amount, calculated on a pro forma basis immediately after giving effect to each of (i) the establishment of such additional Commitment and (ii) the incurrence of such additional Loan (using Liquidity calculated as of the date of such establishment and/or incurrence (as applicable) and immediately after giving effect thereto, and the Interest Escrow Required Amount equal to the aggregate amount of the four (4) immediately following interest payments owed on the Loans) and (d) unless otherwise agreed by the Lenders, the Borrower shall use the proceeds of any such additional Loans solely for general corporate purposes. The Administrative Agent shall promptly notify the Lenders of the requested additional Commitment and, within ten (10) Business Days thereafter (or such other period agreed by the Administrative Agent and the Borrower), each Lender shall notify the Administrative Agent if and to what extent such Lender agrees to provide such additional Commitment. Any Lender not accepting in writing within such period shall be deemed to have declined to provide the requested additional Commitment. The Administrative Agent and the Borrower may allocate, in their discretion, any additional Commitments among committing existing Lenders. Any additional Commitment established pursuant to this Section 2.06 shall be established at the requested amount (or such lesser amount committed by existing Lenders and agreed by the Borrower) on the date requested by the Borrower and agreed upon by the Administrative Agent and the Lenders providing such incremental Commitment, provided the conditions set forth in Section 7.01 are satisfied at such time. The Administrative Agent, the Borrower, and the existing Lenders shall execute and deliver such documents and agreements as the Administrative Agent deems appropriate to evidence the establishment of any additional Commitments and the making of any additional Loans, in each case, pursuant to this Section 2.06. Any incremental Commitment and Loan made pursuant to this Section 2.06 shall have the same interest rate, maturity date and other terms as the Loans made on the Closing Date.
ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES
Section 3.01    Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the unpaid principal amount of each Loan on the Maturity Date.
Section 3.02    Interest.
(a)ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
(b)SOFR Loans. The Loans comprising each SOFR Borrowing shall bear interest at the Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
(c)Post-Default Rate.
(i)Secured Obligations. The Secured Obligations shall automatically bear interest, after as well as before judgment, from the date of occurrence of any Event of Default set forth in Sections 11.01(a), 11.01(g), or 11.01(h) or, in the case of any other Event of Default, from the date the Administrative Agent provides written notice to Borrower of the occurrence of such Event of Default, in each case, of until such Event of Default is no longer continuing at a rate per annum equal to (i) in the case of principal of any Loan, 2.0% per annum plus the rate otherwise applicable to such Loan or (ii) in the case of any other amounts, the sum of the rate of interest applicable under to ABR Loans plus an additional 2.0% per annum on such amount, but in no event to exceed the Highest Lawful Rate (with such interest to be retroactive to the date of such Event of Default) (the “Default Rate”).
(ii)Acknowledgment. The Borrower acknowledges that the increase in rates referred to in this Section 3.02(c) reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by the Borrower upon demand by the Majority Lenders or by the Administrative Agent at the written direction of the Majority Lenders.
(d)Interest Payment Dates. Accrued interest on each Loan shall be payable quarterly in arrears on the last Business Day of each fiscal quarter (each, an “Interest Payment Date”) and shall be paid in cash; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand in cash, (ii) in the event of any repayment or prepayment of any Loan (including on the Maturity Date, upon acceleration or otherwise), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment in cash, (iii) notwithstanding anything to the contrary herein, if any Event of Default has occurred that is continuing, on each Interest Payment Date during the continuance of an Event of Default, the Borrower hereby directs and authorizes the Collateral Agent, and the Collateral Agent hereby agrees, to disburse the applicable amount of interest payable on such Interest Payment Date from the Interest Escrow Account to each Lender holding Loans on such date, and upon such disbursement from the Interest Escrow Account to the Lenders, the Borrower shall be deemed to have made the interest payment due on such Interest Payment Date (it being understood and agreed that to the extent the funds in the Interest Escrow Account are not sufficient to pay the full amount of the interest then due, the Borrower agrees to pay the Administrative Agent (for the account of each Lender) any such deficient amount in cash on the applicable Interest Payment Date) and (iv) notwithstanding anything to the contrary herein, with respect to the first four (4) interest payments due following the third (3rd) anniversary of the Closing Date, on each applicable Interest Payment Date, the Borrower hereby directs and authorizes the Collateral Agent, and the Collateral Agent hereby agrees, to disburse the applicable amount of interest payable on such Interest Payment Date from the Interest Escrow Account to each Lender holding Loans on such date, and upon such disbursement from the Interest Escrow Account to the Lenders, the Borrower shall be deemed to have made the interest payment due on such Interest Payment Date (it being understood and agreed that to the extent the funds in the Interest Escrow Account are not sufficient to pay the full amount of the interest then due, the Borrower agrees to pay the Administrative Agent (for the account of each Lender) any such deficient amount in cash on the applicable Interest Payment Date). Notwithstanding anything to the contrary herein, the Interest Escrow Account and all funds, investments or other property therein and all proceeds and earnings thereon (collectively, the “Interest Escrow Account Funds”) shall be subject to the exclusive dominion and control of the Collateral Agent; provided that immediately after Payment in Full the Collateral Agent shall return any funds, investments or other property in the Interest Escrow Account to the Borrower. The Borrower hereby acknowledges and agrees that neither it nor any of its Subsidiaries or Affiliates shall directly or indirectly seek to obtain (whether by informal or formal process) control over the Interest Escrow Account or the Interest Escrow Account Funds at any time prior to Payment in Full. The Borrower further agrees that it and its Subsidiaries and Affiliates will support the Agents and the Lenders in any proceeding, action or similar dispute regarding the fact that no party, other than the Collateral Agent, has control over the Interest Escrow Account or the Interest Escrow Account Funds. The Collateral Agent and the Borrower have not entered and will not enter into any other agreement with respect to control of the Interest Escrow Account, except for a Control Agreement to the extent contemplated by the definition of Interest Escrow Account.
(e)Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.
Section 3.03    Benchmark Replacement Setting.
(a)Benchmark Replacement.

(i)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
(f)Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts in reasonable detail), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to lenders of funds borrowed by it to make or carry its SOFR Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any SOFR Loan does not occur on a date specified therefor in a Borrowing Request or a telephonic request for borrowing, or a conversion to or continuation of any SOFR Loan does not occur on a date specified therefor in a notice of conversion or continuation or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its SOFR Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its SOFR Loans is not made on any date specified in a notice of prepayment given by the Borrower.
(g)Booking of SOFR Loans. Any Lender may make, carry or transfer SOFR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
(h)Assumptions Concerning Funding of SOFR Loans. Calculation of all amounts payable to a Lender under this Section 3.03 and under Section 5.01 shall be made as though such Lender had actually funded each of its relevant SOFR Loans through the purchase of a SOFR deposit bearing interest at the rate obtained pursuant to the definition of “Adjusted Term SOFR” in an amount equal to the amount of such SOFR Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such SOFR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its SOFR Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.03 and under Section 5.01.
Section 3.04    Prepayments.
(a)Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part in an amount of not less than $500,000 and integral multiples of $100,000 in excess of that amount or, if less, the entire outstanding principal amount of the Borrowings, subject to prior notice in accordance with Section 3.04(b). Prepayments pursuant to this Section 3.04(a) shall, in each case, be accompanied by the payment of the Call Premium (if applicable) and all accrued interest on the amount prepaid together with any additional payments to the extent required by Sections 5.01, 5.02 or 5.03.
(b)Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent in writing by facsimile or other electronic transmission of any prepayment under Section 3.04(a) not later than 12:00 noon, New York City time, three (3) Business Days before the date of prepayment (or such shorter time period as to which the Administrative Agent shall agree). Each such notice shall be irrevocable and shall in the case of a prepayment specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (it being understood that the requirements of Section 5.02 shall apply to any failure of such condition to occur and any such revocation). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.
(c)Mandatory Prepayments.
(i)Dispositions and Casualty Events. If any Loan Party or any of its Subsidiaries receives Net Cash Proceeds in respect of (A) any Dispositions of Collateral pursuant to Section 10.10(e) in excess of $1,500,000 in the aggregate in any calendar year or any Disposition not permitted under this Agreement or (B) any Casualty Event with respect to Collateral, then, within five (5) Business Days of receipt of such Net Cash Proceeds, the Borrower shall prepay the principal amount of the Loans in an amount equal to 100% of such Net Cash Proceeds in accordance with Section 3.04(c)(vi); provided that, the Borrower shall immediately deposit or cause to be deposited such Net Cash Proceeds into a Deposit Account subject to a Control Agreement until application in accordance herewith; and provided, further, that, in the case of any Casualty Event in respect of Collateral, upon written notice by the Borrower to the Administrative Agent not more than five (5) Business Days following receipt of such Net Cash Proceeds from such Disposition or Casualty Event, such Net Cash Proceeds shall be excluded from the prepayment requirements of this Section 3.04(c)(i) if (x) the Borrower shall deliver to the Administrative Agent a certificate to the effect that the Borrower intends to apply the Net Cash Proceeds from such Disposition or Casualty Event (or a portion thereof specified in such notice) to reinvest such Net Cash Proceeds in the business of the Loan Parties and/or restore or replace any Collateral affected by such Casualty Event, within 365 days after receipt of such Net Cash Proceeds (any such event, a “Reinvestment”), and certifying therein that (1) no Event of Default exists prior to giving such notice and prior to or after giving effect to such Reinvestment and (2) before and after giving effect to such Reinvestment, the Borrower shall be in pro forma compliance with the Financial Covenant and setting forth reasonably detailed calculations demonstrating such pro forma compliance, and (y) within 365 days from the date of receipt of such Net Cash Proceeds, such Net Cash Proceeds are applied to such Reinvestment; provided, further, however, that the amount of such Net Cash Proceeds (i) that the Borrower or the applicable Loan Party or Subsidiary of any Loan Party shall have determined not to, or shall have otherwise ceased to, or is not able to, by operation of contract or law or otherwise (including not being able to make the certifications required pursuant to this clause (i) above), apply toward a Reinvestment or (ii) that have not been so applied toward a Reinvestment by the end of such 365-day period, in each case shall be applied to a mandatory prepayment of the Loans pursuant to this Section 3.04(c)(i).
(ii)Extraordinary Net Cash Receipts. Promptly (but in no event later than three (3) Business Days) following the receipt of Extraordinary Net Cash Receipts in an amount (individually or in the aggregate for any particular event) in excess of $1,000,000 by the Borrower or any of its Subsidiaries, the Borrower shall use, or shall cause to be used, 100% of such Extraordinary Net Cash Receipts to prepay the Loans in accordance with Section 3.04(c)(vi).
(iii)Indebtedness. Immediately upon the receipt of Net Cash Proceeds by any Loan Party or any of its Subsidiaries in respect of the issuance or incurrence of Indebtedness (other than Indebtedness permitted to be issued pursuant to Section 10.02), such Loan Party shall apply such Net Cash Proceeds received from such issuance or incurrence of Indebtedness upon receipt thereof to prepay the Loans in accordance with Section 3.04(c)(vi).
(iv)Issuance of Equity Interests. To the extent the Borrower or any of its Subsidiaries receives any Net Cash Proceeds in respect of any issuance or sale by the Borrower or any of its Subsidiaries of its Equity Interests to any Person after the Closing Date other than (A) up to $300,000,000 of Net Cash Proceeds received pursuant to the Borrower’s Form S-3 Registration Statement (as amended) (including, without limitation, (x) the Standby Equity Purchase Agreement with affiliates of Yorkville Advisors, dated April 28, 2022 and (y) any sales of Equity Interests pursuant to an at-the-market offering) and (B) pursuant to any Permitted Convertible Debt, the Borrower shall use, or shall cause to be used, 100% of all Net Cash Proceeds to prepay the Loans in accordance with Section 3.04(c)(vi).

(v)Change in Control. Upon a Change in Control, the Borrower shall prepay all outstanding Loans in accordance with Section 3.04(c)(vi).
(vi)Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall, in each case, be accompanied by the payment of the Call Premium and all accrued interest on the amount prepaid together with any additional payments to the extent required by Sections 5.01, 5.02 or 5.03. The Borrower shall provide written notice to the Administrative Agent prior to each prepayment required under this Section 3.04(c), and such notice shall (x) include a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (y) if such prepayment results from a voluntary event, be delivered at least one (1) Business Day prior to such prepayment. Each notice of prepayment shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid.
(d)Call Premium. Prepayments permitted or required under this Section 3.04 (including optional prepayments described in Section 3.04(a) and mandatory prepayments described in Section 3.04(c) hereof) and, for avoidance of doubt, any prepayments of the Loans occurring after acceleration of the Loans pursuant to Section 11.02 and any other prepayments of the Loans (which payments, for the purpose of calculating the Call Premium, shall be deemed to have been made (i) on the date of acceleration, if earlier than the date of payment and (ii) on the amount of Loans outstanding on the date of acceleration, if more than the amount paid on the date of payment), shall be subject to payment of the applicable Call Premium and any amounts required to be paid pursuant to Sections 5.01, 5.02 or 5.03.
Section 3.05    Administrative Agent and Other Fees. The Borrower agrees to pay to the Administrative Agent, the Collateral Agent and Lenders, in each case for its own account, the fees payable in the amounts and at the times (including the fees payable on the Closing Date) separately agreed upon in the Fee Letter.
ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS
Section 4.01    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances, absent manifest error. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices or accounts specified in Section 13.01 or such other offices or accounts as the Administrative Agent shall specify to the Borrower in writing from time to time, except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 13.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)Application of Insufficient Payments. Each payment (including each prepayment) by the Borrower on account of principal and interest on the Loans shall be made to the Administrative Agent for the pro rata benefit of the Lenders according to the respective outstanding principal amounts of the Loans then held by the Lenders. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and premium then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall promptly remit such excess amount to the Administrative Agent for the pro rata benefit of the Lenders. If such Lender fails to promptly remit such excess amount to the Administrative Agent, then such Lender shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that if (i) any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 4.02    Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 4.03    Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05, Section 4.02, Section 5.03(d) or Section 13.03(c) then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
ARTICLE V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY
Section 5.01    Increased Costs.
(a)Changes in Law. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirements, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection

Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender that is not otherwise accounted for in the definition of “SOFR” or this clause (a);
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)Certificates. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 5.01(a) or Section 5.01(b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation.
Section 5.02    Break Funding Payments. The Borrower shall compensate each Lender for the loss, cost and expense attributable to any of the following (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04. In the case of a SOFR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Term SOFR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
Section 5.03    Taxes.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that if an applicable Withholding Agent shall be required under any applicable law (as determined in its good faith discretion) to deduct or withhold any Taxes from such payments, then the applicable Withholding Agent shall make such deductions or withholdings, shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and if such Taxes are Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 5.03), the Administrative Agent, the Collateral Agent, Lender or other Recipient (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.
(b)Payment of Other Taxes by the Borrower. Without duplication of any amount paid pursuant to Section 5.03(a), each Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent or the Collateral Agent timely reimburse it for the payment of, any Other Taxes.
(c)Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any and all reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Recipient agrees to promptly notify the Loan Parties of the imposition of any Indemnified Taxes; provided, however, that a Recipient’s failure to provide prompt notice to Loan Party shall not prejudice any of such Recipient’s rights in this Agreement (other than (i) Indemnified Taxes or Other Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Recipient or (ii) interest or penalties attributable to the failure or delay by such Recipient to make a written demand to the Loan Party within 180 days of becoming aware that such Taxes subject to indemnification under this Section 5.03(c) have been levied, imposed or asserted against it). A certificate as to the amount of such payment or liability delivered to the Borrower by the Administrative Agent (on its own behalf or on behalf of a Lender), the Collateral Agent or a Lender (with a copy to the Administrative Agent) shall be conclusive absent manifest error.
(d)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.03(d).
(e)Evidence of Payments. As soon as practicable after any payment of any Taxes by the Borrower or a Guarantor to a Governmental Authority pursuant to this Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)Withholding Certificates.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the documentation set forth in Sections 5.03(f)(ii)(A), (ii)(B), and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing,
A.any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
B.each Foreign Lender shall, to the extent that it is legally entitled to do so, deliver to the Borrower and the Administrative Agent, on or prior to the Closing Date (or, in the case of any Foreign Lender that is an assignee of a Lender, on the date such assignee becomes a party to this Agreement) and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, whichever of the following is applicable:
1.in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
2.executed copies of IRS Form W-8ECI;
3.executed copies of IRS Form W-8EXP;
4.in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “Withholding Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

5.to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, IRS Form W-8 EXP, a Withholding Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Withholding Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
 C.any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
 D.if a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower and Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower and Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for the purposes of this Section 5.03(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
 E.On or before the date the Administrative Agent becomes the Administrative Agent hereunder, it shall deliver to the Loan Parties an executed IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding Tax. The Administrative Agent agrees that if any form or certification it previously delivered becomes expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification.
Each Lender agrees that if any form or certification it previously delivered expired or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)Defined Terms. For purpose of this Section 5.03, the term “applicable law” includes FATCA.
Section 5.04    Mitigation Obligations; Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if any Loan Party is required to indemnify any Lender or pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 5.05    Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain SOFR Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such SOFR Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such SOFR Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.
Section 5.06    Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to Borrower that such Lender is an affected Lender or that such Lender is entitled to receive payments under Section 5.01, Section 5.03 or Section 5.04, (ii) the circumstances which have caused such Lender to be an affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Borrower's request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 13.02 that requires the consent of all Lenders, the consent of the Majority Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained, then, with respect to each such Increased Cost Lender or Non-Consenting Lender (the “Terminated Lender”), the Administrative Agent may, by giving written notice to Borrower (which, in the case of an Increased Cost Lender, only after receiving written request from the Borrower to remove such Increased Cost Lender), or the Borrower may, by giving written notice to the Administrative Agent, and, in each case, any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Persons (each a “Replacement Lender”) in accordance with the provisions of Section 13.04 and the Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, that (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 5.01 or Section 5.03; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a "Lender" for purposes hereof; provided, that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each party hereto agrees that (x) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to be bound by the terms thereof; provided, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, that any such documents shall be without recourse to or warranty by the parties thereto.
ARTICLE VI
[RESERVED]
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.01    Closing Date. The obligations of the Lenders to make the Loans hereunder shall not become effective until the Business Day on which each of the following conditions is satisfied (or waived in accordance with Section 13.02):
(a)Credit Agreement. The Administrative Agent shall have received from each party hereto, counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such other party. The Administrative Agent shall have received duly executed Notes payable to each Lender that has requested a Note in a principal amount equal to its Commitment dated as of the Closing Date.
(b)Loan Documents.
(i)Security Documents. The Administrative Agent shall have received from each party thereto, duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Documents, in proper form for filing, registration or recordation, as applicable, including: (A) the Guarantee and Collateral Agreement, (B) the Perfection Certificate, (C) the Patent, Trademark and Copyright Security Agreements and (D) the other Security Documents referred to in this clause (b).
(ii)Filings, Registrations and Recordings. Each Security Document and any other document (including any Uniform Commercial Code financing statement and the Patent, Trademark and Copyright Agreements) required by any Security Document or under law or requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein shall be in proper form for filing, registration or recordation (including, for the avoidance of doubt, fixture financing statements, as applicable) and all recordation and filing fees and mortgage taxes have been paid (or arrangement for the payment of the same shall have been made by the Borrower), in each case, in connection with those filings.
(iii)Pledged Stock; Stock Powers; Pledged Notes. The Collateral Agent shall have received (A) the certificates (if any) representing the shares of Equity Interests pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (B) each promissory note (if any) pledged to the Collateral Agent pursuant to the Guarantee and

Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
(iv)Title. The Administrative Agent shall have received copies of all leases to which the Borrower or any of other Loan Party is a party or other agreements relating to possessory interests in any Real Property Rights, in each case, to the extent material to the Borrower’s, the Loan Parties’ and Excluded Subsidiary’s business.
(c)Existing Indebtedness. Substantially simultaneously with the Closing Date, the Existing Indebtedness shall have been repaid or cancelled in full, and the Administrative Agent shall have received payoff documentation in respect thereof in form and substance reasonably satisfactory to the Administrative Agent. All other Indebtedness of the Loan Parties not otherwise permitted hereunder (after giving effect to the Transactions), shall have been repaid or cancelled in full and all Liens securing any such Indebtedness shall have been released or terminated pursuant to documentation in form and substance satisfactory to the Administrative Agent.
(d)Fees. The Agents and the Lenders shall have received all fees and amounts, including under the Fee Letter, due and payable on or prior to the Closing Date, and to the extent invoiced in reasonable detail at least one (1) Business Day prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the taxes, costs and expenses for recordation of certain Security Documents and the reasonable and documented fees and expenses of Baker Botts L.L.P., counsel to the Administrative Agent, pursuant to Section 13.03).
(e)Organizational Documents; Incumbency. The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party setting forth (i) resolutions of its members, board of directors, board of managers or other governing body, as applicable, with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party and to enter into the Transactions contemplated in those documents, (ii) the officers of such Loan Party (A) who are authorized to sign the Loan Documents to which such Loan Party is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the Transactions contemplated hereby, (iii) specimen signatures of such authorized individuals, and (iv) the Organizational Documents of such Loan Party certified by the appropriate state official where such documents are filed in a state office, and certified by the applicable Loan Party as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from such Loan Party to the contrary.
(f)Organizational and Capital Structure.     The organizational structure and capital structure of the Loan Parties and their respective Subsidiaries (including the Excluded Subsidiary) as of the Closing Date shall be as set forth on Schedule 7.01(f). Each of IPCo and IPHoldCo shall be organized as “bankruptcy remote” entities with governance satisfactory to the Lenders including, without limitation, Organizational Documents in form and substance reasonably acceptable to the Lenders, which Organizational Documents shall contain usual and customary provisions for (i) appointment of an independent director provided by a recognized corporate service company whose affirmative vote shall be required to commence an insolvency proceeding and (ii) separateness representations and covenants.
(g)Corporate Status; Good Standing Certificates. The Administrative Agent shall have received certificates of the appropriate State or other applicable agencies with respect to the existence, qualification and good standing of each Loan Party in each jurisdiction where any such Loan Party is organized or owns Property.
(h)Opinions. The Administrative Agent shall have received opinions of Haynes and Boone, LLP, counsel to the Loan Parties each in form and substance reasonably satisfactory to the Administrative Agent. Opinions will include, as applicable, (a) customary third party closing opinions with respect to, among other customary items, due authorization, execution, delivery and enforceability of Loan Documents under applicable law, non-contravention of applicable law and contracts in respect of the Trinity Equipment Financing Loan, no governmental consents, attachment and perfection of security interests and Liens, Investment Company Act and margin regulations, and (b) customary non-consolidation opinions with respect to IPCo and IPHoldCo.
(i)Solvency Certificate. The Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit E-1, duly and properly executed by a Financial Officer of the Borrower and dated as of the Closing Date, after giving effect to the Transactions, including the borrowing of the Loans.
(j)Insurance Certificates. The Administrative Agent shall have received certificates of insurance coverage of the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent evidencing that the applicable Loan Parties are carrying insurance in accordance with Section 9.07 and naming the Collateral Agent as lender loss payee with respect to property insurance related to the Collateral, and the Agents and the Lenders as additional insured with respect to customary liability insurance policies.
(k)Lien Searches. The Administrative Agent shall have received recent appropriate UCC lien, Tax lien, Intellectual Property, judgment and litigation search reports for the Loan Parties reflecting no prior Liens (other than those being released on or prior to the Closing Date and Permitted Liens) or judgments encumbering the Properties of the Loan Parties and all lien terminations, UCC-3 termination statements and other documentation evidencing such releases.
(l)Financial Information. The Administrative Agent shall have received the financial information referred to in Section 8.04(a), which shall reflect no Indebtedness for borrowed money other than Indebtedness permitted pursuant to Section 10.02.
(m)Patriot Act. The Administrative Agent and the Lenders shall have received (i) at least three (3) Business Days prior to the Closing Date, and be reasonably satisfied in form and substance with, all documentation, including a duly executed IRS Form W-9 (or such other applicable IRS tax form) of the Borrower and other Loan Parties, and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA PATRIOT Act, in each case to the extent requested at least three (3) Business Days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower.
(n)Responsible Officer’s Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower, dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent, certifying as to the matters set forth in clauses (c), (o), (t), (u), (v) and (w) of this Section 7.01.
(o)Material Contracts.
(i)The Administrative Agent shall have received certified copies of executed versions of each Material Contract in effect as of the Closing Date and any existing supplements or amendments thereto, all of which Material Contracts and supplements or amendments thereto shall be satisfactory in form and substance to the Administrative Agent and the Lenders.
(ii)The Borrower is not in default in the performance, observance or fulfillment of any of its material obligations, covenants or conditions contained in any of the Material Contracts and, to the Borrower’s knowledge, no counterparty to any Material Contract is in material default in the performance, observance or fulfillment of any of its material obligations, covenants or conditions contained in the applicable Material Contracts, in each case, to the extent a Material Adverse Effect would reasonably be expected to result therefrom.
(p)Insurance Policy. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that (i) the Insurance Policy is in final form and not subject to further change, (ii) the Insurance Policy is satisfactory to the Agents and each Lender, and (iii) the

Borrower has paid the aggregate amount of premium payable on the Closing Date under the Insurance Policy.
(q)Due Diligence. The Administrative Agent shall have received, and satisfactorily completed its review of, all due diligence information regarding the Loan Parties and their Subsidiaries as it shall have requested including, without limitation, information regarding litigation, tax matters, accounting matters, insurance matters, labor matters, pension liabilities (actual or contingent), real estate leases, Material Contracts, debt agreements, Property ownership, contingent liabilities and other legal matters of the Loan Parties and their Subsidiaries.
(r)Borrowing Request. The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03 and an accompanying flow of funds memorandum, in form and substance reasonably satisfactory to the Administrative Agent (the “Funds Flow Memorandum”).
(s)Intellectual Property. Concurrently with the funding of the Loans on the Closing Date: (i) the Intellectual Property Assignment Agreement made by and between the Borrower and its Subsidiaries, on the one hand, and IPCo, on the other hand, shall be in form and substance acceptable to the Collateral Agent and in full force and effect, (ii) a fully executed and assembled copy of the assignment agreement described in clause (i) shall have been delivered to the Collateral Agent; and (iii) the “Assigned IP” defined in the assignment agreement described in clause (i) (which shall exclude any Intellectual Property with respect to intent-to-use trademark applications) shall be legally and beneficially owned by IPCo.
(t)No Default. As of the Closing Date, after giving effect to the Transactions, no Default or Event of Default shall have occurred and be continuing and no default or event of default shall have occurred and be continuing under any Material Contracts of the Borrower and its Subsidiaries.
(u)Representations and Warranties. On the Closing Date, both before and after giving effect to the Transactions, all representations and warranties of the Borrower and each other Loan Party contained in the Loan Documents shall be true and correct in all respects, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct in all respects as of such earlier date).
(v)No Material Adverse Effect. As of the Closing Date, after giving effect to the Transactions, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.
(w)No Conflict. The making of the Loans would not violate any applicable Governmental Requirement, and no action, proceeding or litigation is pending or threatened in any court or before any Governmental Authority that involves any Loan Document or that is seeking to enjoin or prevent the making or repayment of any Loan or the consummation of the Transactions contemplated by this Agreement or any other Loan Document.
(x)Other Documents. The Agents shall have received such other documents as the Agents or special counsel to the Agents may reasonably request.
The Administrative Agent may notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. For purposes of determining compliance with the conditions specified in this Section 7.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Agents and each of the Lenders as follows:
Section 8.01    Organization; Powers. Each of the Loan Parties and their respective Subsidiaries (a) is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority (i) to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of the Borrower, to make the borrowings hereunder and, (ii) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, own and operate its properties and has all governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and (c) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification.
Section 8.02    Authority; Enforceability. The Transactions are within each Loan Party’s corporate, limited partnership, limited liability company or other organizational powers, as applicable, and have been duly authorized by all necessary corporate, limited partnership, limited liability company or other organizational, as applicable, and, if required, shareholder, partner or member action, as applicable (including any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 8.03    Approvals; No Conflicts. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party, nor the consummation of the Transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them (a) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including holders of its Equity Interests or any class of directors or managers, whether interested or disinterested, of any Loan Party or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the Transactions contemplated thereby, except such as have been obtained or made and are in full force and effect, (b) will violate (i) any applicable law or regulation or (ii) any Organizational Document of any Loan Party or any Subsidiary of any Loan Party or any order of any Governmental Authority, (c) will violate or constitute a default under or result in any breach of any material indenture, agreement or other instrument binding upon any Loan Party or any Subsidiary of any Loan Party or any of their respective Properties, or give rise to a right thereunder to require any payment to be made by such Loan Party or such Subsidiary and (d) will result in the creation or imposition of any Lien on any Collateral or any other Property of any Loan Party or any Subsidiary of any Loan Party (other than the Liens created by the Loan Documents).
Section 8.04    Financial Condition; No Material Adverse Change.
(a)
(i)The Borrower has heretofore furnished in writing to the Administrative Agent the audited balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for the twelve month period ended December 31, 2021 and the unaudited balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for the fiscal quarter ended March 31, 2022, all certified by a Responsible Officer of the Borrower as presenting fairly, in all material respects, the financial condition and results of operations of the Borrower and its Subsidiaries, on a consolidated basis, in accordance with GAAP consistently applied, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

(ii)The Borrower has heretofore furnished in writing to the Administrative Agent financial statement projections (including balance sheet and related statements of operations, shareholders’ equity and cash flows) on a quarterly basis for the three (3) year period ending after the Closing Date, all certified by a Responsible Officers of the Borrower as having been prepared in good faith based upon reasonable assumptions.
(b)Since December 31, 2021, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
Section 8.05    Litigation. Except as set forth on Schedule 8.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened by, against or affecting any Loan Party, any Subsidiary of any Loan Party, or their respective Properties (including Intellectual Property) or revenues (i)  which individually could reasonably be expected to result in liability exceeding $2,500,000, or (ii) that involve any Loan Document or the Transactions. None of the Loan Parties or any of their Subsidiaries is in violation of any order, writ, injunction or any decree of any Governmental Authority which individually or in the aggregate could reasonably be expected to result in liability exceeding $2,500,000.
Section 8.06    Environmental Matters. Except for such matters as set forth on Schedule 8.06:
(a)to the knowledge of the Loan Parties: the Properties are in compliance with all applicable Environmental Laws in all material respects, the Loan Parties and their Subsidiaries have operated the Properties in compliance with all applicable Environmental Laws in all material respects, and the Properties were operated in compliance in all material respects with applicable Environmental Laws prior to the acquisition by the Borrower or the applicable Subsidiary;
(b)the Loan Parties and their Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, except as would not reasonably be expected to result in a Material Adverse Effect, with all such Environmental Permits being currently in full force and effect, and none of the Loan Parties or their Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;
(c)there are no claims, demands, suits, orders, inquiries, investigations, requests for information or proceedings concerning any material violation of, or any material liability or obligation (including as a potentially responsible party) under, any applicable Environmental Law that is pending or threatened in writing against any Loan Party or any Subsidiary of any Loan Party or any of their respective Properties or as a result of any operations at such Properties, and to the Borrower’s knowledge, there are no conditions or circumstances that would be reasonably expected to result in the receipt of such claims, demands, suits, orders, inquires, investigations, requests for information or proceedings;
(d)none of the Properties of the Loan Parties or any Subsidiary of any Loan Party, to the Loan Parties’ knowledge, contain or have contained any: (i) regulated underground storage tanks; (ii) friable asbestos-containing materials; (iii) landfills or dumps; or (iv) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;
(e)except as would not reasonably be expected to result in a Material Adverse Effect, there has been no Release or, to the Loan Parties’ knowledge, Threatened Release, of Hazardous Materials at, on, under or from any Loan Party’s or any of their Subsidiaries’ Properties that could reasonably be expected to give rise to a liability of any Loan Party or any of its Subsidiaries under any Environmental Law, and to the Loan Parties’ knowledge, there are no investigations, remediations, abatements, removals, or monitoring of Hazardous Materials required under applicable Environmental

Laws at such Properties and, to the knowledge of the Loan Parties, none of such Properties are adversely affected by any Release or Threatened Release of a Hazardous Material originating or emanating from any other real property;
(f)none of the Loan Parties nor any of their Subsidiaries has received any written notice asserting an alleged material liability or material obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite any Loan Parties’ or any of their Subsidiaries’ Properties and, to the Loan Parties’ knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice;
(g)the Loan Parties have not received any written notice of and, to the Loan Parties’ knowledge, there has been no, exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Loan Parties’ or their Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for material damages or compensation against any Loan Party or any such Subsidiary and, to the Loan Parties’ knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of notice regarding such exposure; and
(h)the Loan Parties and their Subsidiaries have provided to the Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence addressing potentially material environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that were in any of the Loan Parties’ or their Subsidiaries’ possession or control prior to the Closing Date and that are material to their respective Properties and operations thereon.
Section 8.07    Compliance with the Laws and Agreements; No Defaults.
(a)To the Loan Parties’ knowledge, each of the Loan Parties and their Subsidiaries is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, in each case except to the extent a Material Adverse Effect could reasonably be expected to result from the failure to do so.
(b)None of the Loan Parties or their Subsidiaries is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require any Loan Party or Subsidiary of a Loan Party to Redeem or make any offer to Redeem under any material indenture, note, credit agreement or instrument pursuant to which any Indebtedness is outstanding or by which any Loan Party or any Subsidiary of a Loan Party or any of their Properties is bound.
(c)Both before and immediately after giving effect to the Transactions, no Default or Event of Default shall have occurred and be continuing.
(d)Each Material Contract is in full force and effect, and is valid, binding and enforceable upon any Loan Party party thereto and, to the best knowledge of the Loan Parties upon each of the other parties thereto in accordance with their respective terms. The Borrower and each other Loan Party party thereto is, and, to the knowledge of the Borrower, each other party to a Material Contract is, in compliance in all material respects with such agreements. The Borrower has delivered or made available to the Administrative Agent true, correct and complete copies of each Material Contract (including any amendments, modifications, and supplements thereto) in effect and not previously delivered or made available to the Administrative Agent.

Section 8.08    Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.
Section 8.09    Taxes. Each Loan Party and each of its Subsidiaries has timely (taking into account any valid extensions) filed or caused to be filed all income and other material Tax returns required to have been filed by it and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP. No Tax Lien has been filed for unpaid Taxes of such Loan Party or any of its Subsidiaries and, to the knowledge of any Loan Party, no claim is being asserted with respect to any such material Tax by a Governmental Authority.
Section 8.10    ERISA. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)The Loan Parties and each ERISA Affiliate have complied with ERISA and, where applicable, the Code regarding each Plan.
(b)Each Plan is, and has been, established and maintained in compliance with its terms, ERISA and, where applicable, the Code.
(c) (i) To the Borrower’s knowledge, no act, omission or transaction has occurred in respect of a Plan which could reasonably be expected to result in imposition on any Loan Party or any ERISA Affiliate (whether directly or indirectly) of(A) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or(B) breach of fiduciary duty liability damages under section 409 of ERISA, and (ii) full payment when due has been made of all amounts which the Loan Parties or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan.
(d)None of the Loan Parties nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, that is maintained to provide benefits to former employees of such entities, that may not be terminated by any Loan Party in its sole discretion at any time without any material liability to any Loan Party.
(e)None of the Loan Parties nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.
Section 8.11    Disclosure; No Material Misstatements. Each of the Loan Parties has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or similar restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it with respect to the Loan Parties and their Subsidiaries, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates (other than the Beneficial Ownership Certification) or other information furnished by or on behalf of any Loan Party or any Subsidiary of any Loan Party to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to any Loan Party or any Subsidiary of any Loan Party (as opposed to other participants in their industries generally) that has not been disclosed to the Administrative Agent prior to the Closing Date which could reasonably be expected to have a

Material Adverse Effect. The information included in the Beneficial Ownership Certification is true and correct in all respects.
Section 8.12    Insurance. The Borrower has, and has caused its Subsidiaries to have insurance coverage in at least amounts and against such risk (including public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and their Subsidiaries. The Agents and the Lenders have been named as additional insureds in respect of all intellectual property liability insurance and other customary liability insurance policies and the Collateral Agent has been named as loss payee with respect to all property loss insurance with respect to the Collateral. All insurance policies of the Borrower and its Subsidiaries are valid and in full force and effect as of the Closing Date. Such policies provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Subsidiary of each Loan Party in accordance with prudent business practice in the industry of the Loan Parties and their Subsidiaries. None of the Loan Parties nor any of their Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers.
Section 8.13    Restriction on Liens. Except as set forth on Schedule 8.13, none of the Loan Parties nor any of their Subsidiaries is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Secured Obligations and the Loan Documents.
Section 8.14    Ownership. Schedule 8.14 states the name of the Borrower and each of its Subsidiaries and joint ventures, if any, their respective jurisdictions of incorporation or formation and foreign qualification, their authorized Equity Interests (if applicable), any issued and outstanding Equity Interests and, other than with respect to the Borrower, the owners thereof. The Borrower and each of its Subsidiaries has good title to all of the Equity Interests it purports to own, free and clear in each case of any Lien. All Equity Interests of the Borrower and each of its Subsidiaries have been validly issued, and all such Equity Interests are fully paid and non-assessable and were offered and issued in compliance with applicable laws. There are no options, warrants or other rights outstanding to purchase any such Equity Interests except as indicated on Schedule 8.14.
Section 8.15    Jurisdiction of Organization; Name; Location of Business and Offices. Each Loan Party’s jurisdiction of organization and name as listed in the public records of its jurisdiction of organization is specified in the Guarantee and Collateral Agreement, and the location of its principal place of business and chief executive office is at its address set forth in the Guarantee and Collateral Agreement.
Section 8.16    Properties; Titles, Etc.
(a)Each of the Loan Parties and their Subsidiaries has good title to all of their material Properties, in each case, free and clear of all Liens except Permitted Liens.
(b)All leases and agreements necessary for the conduct of the business of the Loan Parties and their Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or any event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases that could reasonably be expected to result in a Material Adverse Effect.
(c)The rights and Properties presently owned, leased or licensed by the Loan Parties and their Subsidiaries including all Real Property Rights, include all rights and Properties necessary to permit the Borrower and its Subsidiaries to conduct their respective business in all material respects in the same manner as their business has been conducted prior to the date hereof.
(d)Each of the Loan Parties and their Subsidiaries has complied with all material obligations under the Real Property Rights to which they are a party and all such Real Property Rights are in full force and effect in all material respects. Each of the Loan Parties and their Subsidiaries enjoys peaceful and undisturbed possession under all such Real Property Rights except for minor disturbances which could not, individually or in the aggregate, materially interfere with or impact the business or operations of any Loan Party or any of its Subsidiaries or materially detract from the value or use of such Real Property Rights.
(e)All of the Properties of the Loan Parties and their Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition (ordinary wear and tear excepted) and are maintained in accordance with prudent business standards.
(f)Each Loan Party and each Subsidiary of each Loan Party owns or is licensed to use all Intellectual Property necessary for the Loan Parties to own and operate their properties and to carry on their businesses as presently conducted and planned to be conducted by such Loan Parties and Subsidiaries, and to the knowledge of the Loan Parties, the use thereof and operation of their businesses by such Loan Parties and such Subsidiaries does not infringe upon, misappropriate or otherwise violate the rights of any other Person in any material respect. Each of the Loan Parties and each Subsidiary of each Loan Party has used commercially reasonable efforts to protect and maintain its ownership of, and the validity and enforceability of, all Intellectual Property necessary for the operation of their respective businesses.
(g)Schedule 7.01(b) lists completely and correctly all Real Property Rights leased by each Loan Party and the lessors thereof. No Loan Party owns any fee interest in any Real Property Rights.
Section 8.17    Permits.
(a)The Borrower and each of its Subsidiaries hold all permits, licenses, registrations, certificates, approvals, consents, clearances and other authorizations from any Governmental Authority required under any currently applicable laws for the operation of its business as presently conducted except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
(b)Except as disclosed on Schedule 8.17(b), none of the Loan Parties or their Subsidiaries is the subject of a material complaint, investigation or other proceeding by any Governmental Authority regarding their respective businesses.
Section 8.18    Security Documents.
(a)Guarantee and Collateral Agreement. The provisions of the Guarantee and Collateral Agreement are effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable Lien on, and security interest in, all of the Collateral covered thereby, and (i) when financing statements and other filings in appropriate form are filed in the offices specified in the Guarantee and Collateral Agreement and (ii) upon the taking of possession or control by the Collateral Agent of Equity Interests and other Collateral with respect to which a security interest may be perfected by possession or control required by the Guarantee and Collateral Agreement or hereunder, the Liens created by the Guarantee and Collateral Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Collateral covered thereby in which a security interest may be perfected by such filing or control, in each case free of all Liens other than, in the case of clause (i), Permitted Liens or, in the case of clause (ii), Excepted Liens. The Liens granted to the Collateral Agent for the benefit of the Secured Parties pursuant to each of the Control Agreements constitute a valid first-priority Lien under applicable law, subject only to Excepted Liens.
(b)Mortgages. Each Mortgage (if any) is effective to create, in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are recorded or filed in the offices specified on Schedule 8.18, the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the applicable Loan Parties in the Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than Excepted Liens identified in clauses (a) through (c) of the definition thereof.

(c)Valid Liens. Each Security Document delivered pursuant to Section 9.11 and Section 9.12, upon execution and delivery thereof, is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Collateral thereunder, and constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case with no other Liens except for applicable Excepted Liens and other Liens permitted by Section 10.03 and in each case prior and superior in right to any other person, other than Permitted Liens.
Section 8.19    Hedging Agreements. Neither the Borrower nor any other Loan Party is a party to any Hedging Agreements.
Section 8.20    Use of Proceeds. The proceeds of the Loans made on the Closing Date shall be used (a) to fund the Interest Escrow Account in an amount equal to the Interest Escrow Required Amount; (b) to fund growth investments and for general corporate purposes in accordance with this Agreement, including corporate-level R&D investments; (c) expansion of the Excluded Subsidiary’s manufacturing facility in the Turtle Creek, Pittsburgh area in Pennsylvania; (d) to Redeem in full the Existing Indebtedness and (e) to pay the Transaction Costs, in each case in accordance with the Funds Flow Memorandum. The Loan Parties and their Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan will be used by any Loan Party or any Subsidiary of any Loan Party for any purpose which violates the provisions of Regulation T, U or X of the Board. The proceeds of the Loans made after the Closing Date shall be used to fund any additional purposes set forth in Section 2.06.
Section 8.21    Solvency. After giving effect to the Transactions, the Loan Parties, taken as a whole, are Solvent. No Loan Party is subject to, or planning to take, any action described in Section 11.01(g) or Section 11.01(h).
Section 8.22    USA PATRIOT; AML Laws; Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with the USA PATRIOT Act, Anti-Corruption Laws, applicable AML Laws and applicable Sanctions. None of (a) the Borrower, its Subsidiaries or any of their respective directors or officers, or, to the knowledge of the Borrower, any of their respective employees or Affiliates, or (b) to the knowledge of the Borrower, any agent of any Loan Party or their Subsidiaries or other Affiliate that will act in any capacity in connection with or benefit from the Facility established hereby, (i) is a Sanctioned Person or is engaged in any activity that could result in the Borrower being designated a Sanctioned Person, or (ii) is in violation of AML Laws, Anti-Corruption Laws, or Sanctions. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will cause a violation of AML Laws, Anti-Corruption Laws or applicable Sanctions by any Person participating in the Transactions contemplated by this Agreement, whether as lender, borrower, guarantor, agent, or otherwise. Neither the Borrower nor any Affiliate is engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country.
Section 8.23    Accounts. No Loan Party has any Deposit Accounts, Securities Accounts or Commodity Accounts other than the accounts set forth on Schedule 8.23.
Section 8.24    Labor Matters.     Each of the Loan Parties and each of their respective Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment laws, including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in liability exceeding $2,500,000. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their Subsidiaries which in any case, individually or in the aggregate, could reasonably be expected to result in liability exceeding $2,500,000.
Section 8.25    Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
ARTICLE IX
AFFIRMATIVE COVENANTS
Until Payment in Full, the Borrower covenants and agrees with the Lenders and the Administrative Agent that:
Section 9.01    Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent:
(a)Annual Borrower Financial Statements. As soon as available, but in any event in accordance with applicable law and not later than ninety (90) days after the end of each fiscal year of the Borrower (provided that if the Borrower files annual reports with the Securities and Exchange Commission, then delivery of annual financial statements hereunder shall be deemed delivered as and when the Borrower’s Form 10-K is filed with the SEC for such fiscal year), its audited balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year of the Borrower, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied.
(b)Quarterly Borrower Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than forty-five (45) days after the end of each of the three (3) fiscal quarters of each fiscal year of the Borrower (provided that if the Borrower files quarterly reports with the Securities and Exchange Commission, then delivery of quarterly financial statements hereunder shall be deemed delivered as and when the Borrower’s Form 10-Q is filed with the SEC for such fiscal quarter), commencing with the fiscal quarter ended June 30, 2022, its unaudited balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year of the Borrower, all certified by one of its Responsible Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.
(c)Compliance Certificate. Concurrently with any delivery of financial statements under Section 9.01(a) or Section 9.01(b) (or within two (2) Business Days after the filing of the Borrower’s 10-K or 10-Q with the SEC, as applicable), a certificate of a Responsible Officer in substantially the form of Exhibit E-2 hereto (A) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenant, substantially in the form of Annex A to Exhibit E-2, (C) stating whether any change in GAAP or in the application thereof has occurred since the Closing Date, and if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (D), (1) a description of any change in the jurisdiction of organization of any Loan Party or the sale of any Equity Interests in any Loan Party, and (2) a list of any Intellectual Property acquired or Disposed by any Loan Party or in respect of which a material event has occurred, in each case since the date of the most recent report delivered pursuant to this clause (D) (or, in the case of the first such report so delivered, since the Closing Date).
(d)Certificate of Insurer — Insurance Coverage. Concurrently with any delivery of financial statements under Section 9.01(a), a certificate of a Responsible Officer of the Borrower,

certifying that (i) the insurance requirements of Section 9.07 have been implemented and are being complied with, (ii) the Loan Parties have paid or caused to be paid all insurance premiums then due and payable by the Loan Parties under their respective insurance policies and (iii) the Loan Parties are in compliance with their respective insurance policies, and attaching a certificates of insurance required pursuant to Section 9.07 (or, if such certificate is not available because the broker has not provided it, a copy of the request to the broker for such certificate), and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies and endorsements.
(e)Reserved.
(f)Notices Under the Government Loan. Promptly after the furnishing thereof, copies of any financial statement, material report or material notice furnished to or by any Person pursuant to the terms of the Government Loan and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 9.01; provided that the Borrower is not prohibited from delivering such information due to the confidentiality provisions included in the Government Loan.
(h)Information Regarding Loan Parties. Prompt written notice (and in any event at least thirty (30) days prior thereto, or such shorter time as the Administrative Agent may agree in its sole discretion) of any change (i) in any Loan Party’s corporate, limited liability company or limited partnership name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of any Loan Party’s chief executive office or principal place of business, (iii) in any Loan Party’s entity type or jurisdiction in which such Person is incorporated or formed, and (iv) in any Loan Party’s United States federal taxpayer identification number.
(i)Board Information Rights. Promptly following any formal meeting of the Borrower’s board of directors (or action by written consent in lieu of such a meeting), a written summary (which may be in the form of minutes) of such meeting (or such written consent), together with all documents and information furnished to the Borrower’s board of directors in connection therewith, in each case redacting any privileged information but providing the Administrative Agent and the Lenders with notice of such redaction; provided that the Borrower shall not be required to provide any summary, documents or information relating to any discussion of this Facility.
(j)Annual Operating Plan and Budget. No later than ninety (90) days following the end of each fiscal year of the Borrower, an annual operating plan and budget for such fiscal year, which annual operating plan and budget shall (a) (if applicable) be prepared on a substantially similar basis to the immediately preceding annual operating plan and budget, and (b) present the Borrower’s plan for the relevant period’s ongoing operations, including, among other things, the Borrower’s good faith estimate of its projected revenues, operation and maintenance expenses, General and Administrative Costs, Capital Expenditures, major maintenance expenditures and other capital requirements and permitting requirements.
(k)Patriot Act. Promptly upon request, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.
(l)Other Requested Information. Promptly following any reasonable request therefor, such other information regarding the operations, business affairs, prospects and financial condition of the Borrower and its Subsidiaries (including with respect to beneficial ownership of the Borrower) or compliance with the terms of this Agreement or any other Loan Document or any Material Contract, as the Administrative Agent or any Lender may reasonably request.
(m)Monthly Lender Calls. To the extent requested in writing by Administrative Agent, the Borrower will participate in a telephonic meeting with the Administrative Agent and the Lenders once during each calendar month to be held at such times as may be agreed to by the Borrower and the Administrative Agent.
(n)Reserved.

(o)Notice of Changes to Beneficial Ownership Certification. At the time of the delivery of the financial statements provided for in Section 9.01(b), written notice of any change in the information provided in the Beneficial Ownership Certification delivered to the Administrative Agent or any Lender that would result in a change in the list of beneficial owners identified in such certification.
(p)Quarterly IP Monitoring Report. Within thirty (30) days after the end of each fiscal quarter of the Borrower, a report signed by a Responsible Officer of the Borrower, substantially in the form of Exhibit D (a “Quarterly IP Monitoring Report”), and the Borrower will, upon the reasonable request of the Collateral Agent or the Insurers, discuss any material changes to the portfolio of Intellectual Property of the Borrower and participate in a meeting by conference call at such time as may be agreed by the Borrower, the Collateral Agent and the Insurers.
(q)Liquidity Report. As soon as available, but in any event not later than ten (10) Business Days after the end of each fiscal quarter of the Borrower, a cash report (the “Liquidity Report”), setting forth the Liquidity as of the last day of the fiscal quarter most recently ended, identifying for the Borrower and each Subsidiary thereof the institution(s) at which the Unrestricted Cash is held and the amount of such Unrestricted Cash at such institution.
Section 9.02    Notices of Material Events.  Within five (5) Business Days of any Responsible Officer of the Borrower obtaining knowledge thereof, the Borrower will furnish to the Administrative Agent written notice of the following:
(a)the occurrence of any Default or Event of Default,
(b)the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event, in each case with a fair market value in excess of $2,500,000;
(c)the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Subsidiary of any Loan Party not previously disclosed in writing to the Administrative Agent or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(d)any litigation or proceeding affecting any Material Contract or involving any Intellectual Property of the Loan Parties and their Subsidiaries, which if adversely determined could reasonably be expected to (i) result in potential liability of the Loan Parties and their Subsidiaries of $2,500,000 or more or (ii) have a Material Adverse Effect;
(e)(i) any event or condition that constitutes a material default or event of default or a termination event under any Material Contract, (ii) any notice of termination (other than expiration by its terms) or notice of material default received or given, under, or in connection with, any Material Contract, and (iii) any termination (other than expiration by its terms) or material amendment or modification of any Material Contract, and in each case, a copy of such early termination, amendment or modification;
(f)of the occurrence of any event for which the Borrower is required to make a mandatory prepayment pursuant to Section 3.04;
(g)any revocation, denial, adverse modification or non-renewal of any Governmental Approval material to the Loan Parties’ and Excluded Subsidiary’s business, which revocation, denial, adverse modification or non-renewal would reasonably be expected to result in a Material Adverse Effect;

(h)any notice from a Governmental Authority of potential liability of any Loan Party or any of its Subsidiaries under any Environmental Laws for an amount in excess of, or that could reasonably be expected to exceed, $2,500,000;
(i)any early cancellation or material adverse change in the terms, coverage or amounts of any insurance required to be maintained pursuant to Section 9.07; and
(j)any other development or circumstance that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 9.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice in reasonable detail and any action taken or proposed to be taken with respect thereto.
Section 9.03    Existence; Conduct of Business. Each Loan Party will, and will cause each of its Subsidiaries to, at all times, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Properties are located or the ownership of its Properties requires such qualification.
Section 9.04    Payment of Obligations. Each Loan Party will, and will cause each of its Subsidiaries to, (a) timely file all income and other material Tax returns; (b) timely pay all income Taxes and other material Taxes, assessments, and other governmental charges or levies imposed upon its income, profits or Property before the same become delinquent; (c) within ninety (90) days past the original invoice billing date therefor, or, if earlier, when due in accordance with its terms, pay and discharge all obligations owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (d) pay and discharge before the same becomes delinquent all other obligations now or hereafter owed by it; and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Loan Party and/or its Subsidiaries may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefor that are required by GAAP.
Section 9.05    Material Contracts. The Borrower will (a) perform and observe all of its covenants and obligations contained in each of the Material Contracts, unless such non-performance would not reasonably be expected to result in a Material Adverse Effect, (b) take all reasonable and necessary action to prevent the termination or cancellation of any Material Contract (except for the expiration of any Material Contract in accordance with its terms and not as a result of a breach or default thereunder), unless such termination or cancellation could not reasonably be expected to result in a Material Adverse Effect and (c) upon the written request of the Collateral Agent, promptly (but in any event within five (5) Business Days of such request or such later time agreed to by the Collateral Agent in its sole discretion), each Loan Party shall use commercially reasonable efforts to deliver to the Collateral Agent a Material Contract Estoppel with respect to each Material Contract from each Person other than a Loan Party that is a party to any contract that becomes a Material Contract after the Closing Date.
Section 9.06    Maintenance of Properties.
(a)Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Loan Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted and casualty and condemnation excepted, all properties used or useful in the business of the Loan Parties and their respective Subsidiaries and from time to time will make or cause to be made all necessary repairs, renewals and replacements thereof.

(b)Without limiting the generality of the foregoing in this Section 9.06, each Loan Party will, and will cause each of its Subsidiaries to, maintain in full force and effect all Intellectual Property, licenses and franchises necessary for the ownership and operation of its Properties and business.
Section 9.07    Insurance. Each Loan Party will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance (including fire, extended coverage, property damage, workers’ compensation, comprehensive general liability, auto liability and business interruption insurance) in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses in accordance with prudent business practice. The lender loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral shall be endorsed in favor of and made payable to the Collateral Agent as “loss payee” or other formulation reasonably acceptable to the Administrative Agent and such policies shall name the Agents and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least thirty (30) days’ prior notice of any cancellation to the Administrative Agent. The Loan Parties shall deliver to the Administrative Agent (x) on the Closing Date and annually thereafter a certificate of insurance of the Loan Parties’ independent insurance broker describing and confirming the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement(s) described in the immediately preceding sentence attached to such certificate (or if the insurance broker has failed to provide such certificate or copy of an endorsement, a copy of the applicable Loan Party’s or Subsidiary’s written request to the broker to provide the same) and (y) at the reasonable request of the Administrative Agent, from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties.
Section 9.08    Books and Records; Inspection Rights. Each Loan Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which materially full, true and correct entries in conformity with GAAP with a reconciliation to GAAP are made of all dealings and transactions in relation to its business and activities. Each Loan Party will permit any representatives designated by the Administrative Agent or any Lender, at the Loan Parties’ expense (such reimbursement to be limited to reasonable and documented out of pocket expenses) and upon reasonable prior notice and during normal business hours, to visit and inspect their Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, provided that, if no Default or Event of Default is continuing, the Loan Parties shall not be responsible for the expense of more than one such visit and inspection during any twelve-month period.
Section 9.09    Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.
Section 9.10    Environmental Matters.
(a)The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations to comply, with all applicable Environmental Laws in all material respects; (ii) not Release or threaten to Release any Hazardous Material on, under, about or from any of the Borrower’s Properties or any other property offsite the Property to the extent caused by the Borrower’s operations except in compliance with applicable Environmental Laws; (iii) timely obtain or file all material Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s Properties; (iv) promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or Threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s Properties; (v) conduct its operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation; and (vi) establish and implement such procedures as may be necessary to continuously determine and assure that the Borrower’s obligations under this Section 9.10 are timely and fully satisfied.
(b)The Borrower will promptly, but in no event later than five (5) Business Days after the Borrower or any of its Subsidiaries receives written notice thereof, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against the Borrower, any Loan Party or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $2,500,000, not fully covered by insurance, subject to normal deductibles.
(c)The Borrower will provide copies of any environmental assessments, audits and tests obtained by, or in the possession of, the Borrower or any of its Subsidiaries in connection with the Properties or the Borrower’s and its Subsidiaries’ operation thereof, if reasonably requested by the Administrative Agent.
Section 9.11    Further Assurances.
(a)Each Loan Party at its sole expense will, and will cause each of its Subsidiaries to, promptly execute and deliver to the Administrative Agent or the Collateral Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent or the Collateral Agent to comply with or accomplish the conditions precedent, covenants and agreements of the Loan Parties or any of their Subsidiaries, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the Collateral intended as security for the Secured Obligations, or to correct any omissions in the Security Documents, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Documents or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent, in connection therewith, including in the event any Loan Party develops or acquires any Intellectual Property, Patent, Trademark and/or Copyright Security Agreements, as applicable. In addition, at the Administrative Agent’s request, each Loan Party, at its sole expense, shall provide any information reasonably requested to identify any Collateral pledged by it, including an updated Perfection Certificate, exhibits to Mortgages in form and substance reasonably satisfactory to the Administrative Agent (which such exhibits shall be in recordable form for the applicable jurisdiction) or any other information reasonably requested in connection with the identification of any Collateral.
(b)The Borrower hereby authorizes the Collateral Agent to file one or more financing or continuation statements against the Borrower and each Guarantor, and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower or any Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Documents or any financing statement covering such Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. The Borrower acknowledges and agrees that any financing statement may describe the Collateral as “all assets” of the applicable Loan Party (or words of similar effect as may be required by the Collateral Agent).
Section 9.12    Additional Guaranty; Additional Collateral.
(a)Within the time periods specified in this Section 9.12, after any Person (other than an Immaterial Subsidiary and the Excluded Subsidiary) becomes a Subsidiary (or ceases to be an Immaterial Subsidiary or the Excluded Subsidiary) (each, a “New Loan Party”), in each case, the Borrower shall promptly provide the Administrative Agent with written notice thereof and shall cause each such New Loan Party to deliver to the Administrative Agent (x) a guaranty or a joinder to the Guarantee and Collateral Agreement in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the Loan Parties’ obligations under the Loan Documents and (y) a joinder to all applicable Security Documents then in existence, in each case, in form and substance reasonably satisfactory to the Administrative Agent, accompanied by appropriate legal opinions, resolutions, certificates and other documentation as may be reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent and its counsel.
(b)With respect to any personal Property (other than Excluded Assets, as such term is defined in the Guarantee and Collateral Agreement) acquired after the Closing Date by any Loan Party, as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (and in any event, with respect to Intellectual Property, within thirty (30) days of such acquisition (or such later date as the Collateral Agent may agree in its sole discretion)) (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property, subject to Permitted Liens and (ii) take all actions necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including (x) the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be necessary or reasonably requested by the Collateral Agent or the Administrative Agent and (y) with respect to Intellectual Property, the execution and delivery of Patent, Trademark and Copyright Security Agreements, as applicable.
(c)If any Loan Party shall at any time acquire any real property or leasehold or other interest in real property not covered by a Mortgage (other than any such leasehold or other interest in real property that is primarily an office lease), promptly upon such acquisition, the Borrower shall, or shall cause such Loan Party to, execute, deliver and record a new Mortgage or a supplement to an existing Mortgage, as applicable, reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent, subjecting such real property or leasehold or other interests to the Lien and created by such Mortgage. The Administrative Agent shall have received with respect to such Mortgage or a supplement to an existing Mortgage, as applicable, (i) evidence of title reasonably satisfactory to the Administrative Agent and the Collateral Agent; and (ii) evidence reasonably acceptable to the Collateral Agent of payment by Borrower of all mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages. If requested by the Administrative Agent, the Borrower shall deliver a supplemental customary legal opinion with respect to such Mortgage or supplement to an existing Mortgage.
(d)Upon the request by any Lender (or any potential Lender who has entered into a binding agreement to become a Lender) subject to the Flood Laws, provide the Administrative Agent with evidence that any applicable Loan Party has taken all actions required under the Flood Laws and/or reasonably requested by any such Lender, to assist in ensuring that each such Lender is in compliance with the Flood Laws applicable to the Collateral to the extent such Collateral includes any “building” or “mobile home” (each as defined in Regulation H as promulgated by the Federal Reserve Board under the Flood Laws), including, but not limited to, providing the Administrative Agent with the address, legal description and/or GPS coordinates of each structure on any Real Property Rights, whether owned or leased, that is or will be subject to a Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, and, to the extent required, obtaining flood insurance.
(e)If requested by the Administrative Agent or any Lender, the Borrower will, and will cause their Subsidiaries to, cooperate with and provide any information reasonably necessary for the Administrative Agent or such Lender, as the case may be, to conduct its flood due diligence and flood insurance compliance.
Section 9.13    ERISA Compliance. The Borrower will promptly furnish and will cause any ERISA Affiliate to promptly furnish to the Administrative Agent (i) upon written request, copies of each annual Form 5500 report with respect to each Plan most recently filed with the United States Secretary of Labor or the Internal Revenue Service, and (ii) promptly upon becoming aware of the occurrence of any non-exempt “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, that could reasonably be expected to have a Material Adverse Effect, a written notice signed by the President or any other Responsible Officer, of the Borrower or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.
Section 9.14    Casualty Event. If a Casualty Event occurs with respect to any Collateral, the Borrower shall (i) diligently pursue all its rights to compensation against any Person with respect to such Casualty Event and (ii) cause the Net Cash Proceeds of such Casualty Event to be subject to a Reinvestment or applied to prepay Loans in accordance with, and to the extent required by, Section 3.04(c).
(a)The Administrative Agent shall, upon the occurrence and during the continuance of an Event of Default, be entitled to participate in any compromise, adjustment or settlement in connection with any Casualty Event under any policy or policies of insurance or in respect of any proceeding with respect to any Casualty Event.
Section 9.15    Miscellaneous Business Covenants.
(a)Non-Consolidation. IPHoldCo will and will cause each of its Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity (other than IPHoldCo or any of its Subsidiaries); (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity except pursuant to a cash management system permitted pursuant to the below clause (b); and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of any other entities (other than IPHoldCo or any of its Subsidiaries).
Section 9.16    License Agreements and Third-Party License Agreements.
(a)Each existing and future sublicense agreement (other than customary non-exclusive licenses in customer contracts and other contracts entered into in the ordinary course of business) in respect of Intellectual Property entered into by a Loan Party as sublicensor with a Person other than a Loan Party as licensee or sublicensee (a “Third Party License Agreement”) shall be covered by an intellectual property indemnity insurance policy satisfactory to the Lenders. If (x) a notice of termination or notice of default (or similar such notification) shall have been delivered under any Third Party License Agreement and the event giving rise to such notice has not been cured by the Loan Parties fifteen (15) days prior to the expiration of the applicable cure period with respect thereto, or (y) any event giving rise to an immediate termination right under any Third Party License Agreement shall have occurred, each Loan Party agrees that any Lender shall have the right, but not the obligation, to perform or cause the relevant Loan Party to perform any of its obligations under any such Third Party License Agreement or deliver any performance required by such Third Party License Agreement. Each Loan Party agrees that any out of pocket payments by the Lenders providing such performance shall be reimbursable by the Loan Parties.
(b)If (i) a notice of termination or notice of default (or similar such notification) shall have been delivered under any License Agreement and the event giving rise to such notice has not been cured by the Loan Parties fifteen (15) days prior to the expiration of the applicable cure period with respect thereto, or (ii) any event giving rise to an immediate termination right under any License Agreement shall have occurred, in each case, solely to the extent a Material Adverse Effect would reasonably be expected to result from a termination of such License Agreement, each Loan Party agrees that any Lender shall have the right, but not the obligation, to perform or cause the relevant Loan Party to perform any of its obligations under any such License Agreement or deliver any performance required by such License Agreement. Each Loan Party agrees that any out of pocket payments by the Lender providing such performance shall be reimbursable by the Loan Parties.
Section 9.17    Insurance Policy Premium. Borrower shall make the following additional payments in cash to the Insurers with respect to the premium on the Insurance Policy:
(a)on the Closing Date, 12.00% of the amount of Loans funded as of the Closing Date, payable in cash; and

(b)in the event that the Secured Obligations remain outstanding on the final day of the calendar month in which the twelve-month anniversary of the Closing Date occurs, 3.00% of the outstanding amount of Loans on such final day, payable on such final day; and
(c)in the event that the Secured Obligations remain outstanding on the final day of the calendar month in which the twenty-four-month anniversary of the Closing Date occurs, 3.00% of the outstanding amount of Loans on such final day, payable on such final day; and
(d)in the event that the Secured Obligations remain outstanding on the final day of the calendar month in which the thirty-six-month anniversary of the Closing Date occurs, 2.00% of the outstanding amount of Loans on such final day, payable on such final day.
Promptly (and in any event not more than two (2) Business Days) following any such payment with respect to the premium on the Insurance Policy, the Borrower shall confirm in writing to the Administrative Agent (with a copy to any Lender identified by the Administrative Agent from time to time in a written notice to the Borrower) that such payment has been made and the date and amount of such payment.
The Loan Parties, Lenders, Administrative Agent, and any other Person that becomes a party to this Agreement shall treat all premiums paid or payable with respect to the Insurance Policy (including the initial premium paid on or around the Closing Date pursuant to Section 9.17(a)) as paid by and properly deductible by the Borrower for U.S. federal income tax and applicable state and local income tax purposes, and no portion of any premium paid or payable with respect to the Insurance Policy shall be treated as “original issue discount” within the meaning of Section 1273 of the Code. All parties to this Agreement shall file all applicable tax returns consistent with the foregoing treatment except as otherwise required due to a “determination” within the meaning of Section 1313 of the Code.
Section 9.18    Post-Closing Covenants. Each of the Loan Parties shall (and shall cause each of its Subsidiaries, as applicable) to satisfy each of the requirements specified in Schedule 9.18 to the reasonable satisfaction of the Administrative Agent on or prior to the date specified for such requirement (or such later date as the Administrative Agent shall agree in its reasonable discretion).
Section 9.19    Intellectual Property.
(a)The Borrower acknowledges and agrees (on behalf of itself and its Subsidiaries) that all Intellectual Property owned (in each case, in whole or in part) after the date hereof by the Borrower or any of its Subsidiaries will constitute Collateral, other than any Intellectual Property owned, developed or acquired (other than from a Loan Party) by the Excluded Subsidiary. Borrower and its Subsidiaries (other than the Excluded Subsidiary) will convey, assign and transfer to IPCo all Intellectual Property it and they own, develop or acquire (in each case, in whole or in part) after the date hereof immediately upon such ownership, development or acquisition, but in any event, must transfer Collateral constituting registered Intellectual Property to IPCo within thirty (30) days following registration of the same (or such later date permitted by the Collateral Agent).
(b)The Borrower and its Subsidiaries (other than the Excluded Subsidiary) shall, and shall cause IPCo to, (i) deliver embodiments of Intellectual Property owned (in each case, in whole or in part) by it or they after the date hereof to the Escrow Agent in accordance with the IP Escrow Agreement and (ii) do all things necessary at all times to cause the Borrower and its Subsidiaries (other than the Excluded Subsidiary) to comply with its obligations under the IP Escrow Agreement.
(c)If, during the term of this Agreement, (x) the IP Escrow Agreement is terminated, invalidated or otherwise ceases to be in full force and effect or (y) the Escrow Agent becomes bankrupt, insolvent, or otherwise unable to discharge its duties under the IP Escrow Agreement to the reasonable satisfaction of the Collateral Agent, then as promptly practicable after notice from the Collateral Agent, (but in any event no later than fifteen (15) days after such notice (or such later date as the Collateral Agent may agree in its sole discretion)), IPCo shall enter into a three-party escrow agreement with the Collateral Agent and another reputable third-party escrow agent mutually agreed upon by the Collateral Agent and IPCo in their reasonable discretion (“Replacement Escrow Agent”) (such agreement, the

“Replacement Escrow Agreement”) on terms identical in all material respects to the IP Escrow Agreement entered into on or prior to the Closing Date.
ARTICLE X
NEGATIVE COVENANTS
Until Payment in Full, the Borrower covenants and agrees with the Lenders and the Administrative Agent that:
Section 10.01    Financial Covenant. As of the last day of each fiscal quarter, the Borrower will not permit Liquidity (as set forth in the Liquidity Report delivered pursuant to Section 9.01(q)) to be less than the Interest Escrow Required Amount (the “Financial Covenant”), in each case, subject to the delivery timing permitted pursuant to the definition of Interest Escrow Required Amount.
Section 10.02    Indebtedness. No Loan Party will, and will not permit any of its Subsidiaries to, incur, create, assume or suffer to exist any Indebtedness, except:
(a)the Secured Obligations arising under the Loan Documents or any guarantee of the Secured Obligations arising under the Loan Documents;
(b)Indebtedness described on Schedule 10.02 (including the payment of interest in kind on the Convertible Notes) and extensions, refinancing or replacements thereof; provided that (i) the Refinance Indebtedness does not increase the principal amount of the corresponding Original Indebtedness (except in an amount equal to any prepayment premiums, fees, expenses or any other similar amounts payable in respect of such Original Indebtedness), (ii) the Refinance Indebtedness does not increase the interest rate of the corresponding Original Indebtedness, except as necessary to reflect market terms and conditions at the time of the incurrence or issuance of such Refinance Indebtedness, (iii) the Refinance Indebtedness is unsecured, (iv) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of the corresponding Original Indebtedness is obligated with respect to the Refinance Indebtedness, (v) the Refinance Indebtedness does not result in a shortening of the average weighted maturity of the corresponding Original Indebtedness, and (vi) the terms of the Refinance Indebtedness other than fees and interests are not less favorable, when taken as a whole, to the obligor thereunder than the original terms of the corresponding Original Indebtedness;
(c)Indebtedness of the Loan Parties and the Excluded Subsidiary under Capital Leases and purchase money obligations to finance the acquisition, construction or improvement of any fixed or capital assets not to exceed, in the aggregate at any time outstanding, (x) prior to the date on which the Government Loan is funded in full, $40,000,000 (inclusive of amounts borrowed under the Trinity Equipment Financing Loan) and (y) thereafter $15,000,000, and in each case, solely to the extent such Indebtedness is incurred within 90 days of such acquisition, construction or improvement of such fixed or capital asset, and extensions, refinancing or replacements of the foregoing; provided that (i) the Refinance Indebtedness does not increase the principal amount of the corresponding Original Indebtedness (except in an amount equal to any prepayment premiums, fees, expenses or any other similar amounts payable in respect of such Original Indebtedness), (ii) the Refinance Indebtedness does not increase the interest rate of the corresponding Original Indebtedness, except as necessary to reflect market terms and conditions at the time of the incurrence or issuance of such Refinance Indebtedness, (iii) if the Refinance Indebtedness secured, (A) such Refinancing Indebtedness shall be secured by substantially the same or less collateral as the corresponding Original Indebtedness on terms no less favorable, when taken as a whole, to the Agents and the Lenders and (B) the Liens securing such Refinancing Indebtedness shall not have a priority more senior than the Liens securing the corresponding Original Indebtedness, (iv) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of the corresponding Original Indebtedness is obligated with respect to the Refinance Indebtedness, (v) the Refinance Indebtedness does not result in a shortening of the average weighted maturity of the corresponding Original Indebtedness, and (vi) the terms of the Refinance Indebtedness other than fees and interests are not less favorable, when taken as a whole, to the obligor thereunder than the original terms of the corresponding Original Indebtedness;

(d)unsecured Indebtedness associated with worker’s compensation claims, health, disability or other employee benefits, bonds or surety obligations, completion guarantees and other similar obligations required by Governmental Requirements or unaffiliated third parties or otherwise in the ordinary course of business;
(e)intercompany Indebtedness owed by any Loan Party and payable to any other Loan Party; provided that any such Indebtedness shall be subordinated to the Secured Obligations on terms set forth in the Guarantee and Collateral Agreement;
(f)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred in the ordinary course of business; provided that such Indebtedness is extinguished within 10 Business Days of its incurrence;
(g)Indebtedness of the Excluded Subsidiary in respect of the Government Loan;
(h)to the extent constituting Indebtedness, Indebtedness of the Borrower pursuant to a guaranty of the Excluded Subsidiary’s obligations under its lease of the manufacturing facility in Turtle Creek, Pittsburgh, Pennsylvania and under the Trinity Equipment Financing Loan;
(i)obligations to pay for goods or services, even if such goods or services are not actually received or utilized by the Excluded Subsidiary, i.e., take-or-pay and similar obligations, in the ordinary course of business, including any guaranty by the Loan Parties in respect thereof;
(j)obligations to deliver commodities, goods or services in consideration of one or more advance payments in the ordinary course of business;
(k)Indebtedness evidenced by letters of credit with an aggregate amount at any time outstanding not to exceed $4,000,000;
(l)Hedging Agreements entered into in the ordinary course of business for bona fide hedging purposes and not for speculation;
(m)to the extent constituting Indebtedness, contingent payment obligations and contingent liabilities in respect of customary indemnification or other contingent payment obligations in respect of purchase price (including earn-outs);
(n)Indebtedness arising as a result of judgments, orders, awards or decrees that do not constitute an Event of Default;
(o)other unsecured Indebtedness (other than Indebtedness of IPCo or IPHoldCo) not to exceed, in the aggregate at any time outstanding, $2,500,000;
(p)Permitted Convertible Debt not exceeding $15,000,000 at any time outstanding;
(q)intercompany Indebtedness pursuant (i) to the Manufacturing and Supply Agreement and (ii) Investments permitted pursuant to Section 10.05(b); and
(r)to the extent constituting Indebtedness, unsecured Indebtedness representing any Taxes to the extent such Taxes are being contested by such Loan Party or such Subsidiary in good faith by appropriate proceedings and adequate reserves are being maintained in accordance with GAAP.
Notwithstanding anything to the contrary herein, the Borrower will not permit IPCo and IPHoldCo to incur, create, assume or permit to exist any Indebtedness, except Indebtedness permitted by Section 10.02(a) or Section 10.02(e).

Section 10.03    Liens. No Loan Party will, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:
(a)Liens securing the payment of any Secured Obligations pursuant to the Security Documents;
(b)Excepted Liens;
(c)Liens (other than Liens on assets of IPCo or IPHoldCo) securing Indebtedness permitted by Section 10.02(c) but only on the Property under lease or financed thereby and only to the extent such Lien is created at the time of such lease or financing;
(d)Liens (other than Liens on assets of IPCo or IPHoldCo) on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;
(e)judgment and attachment Liens not giving rise to an Event of Default; provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced;
(f)Liens on the assets of the Excluded Subsidiary securing Indebtedness permitted pursuant to Section 10.02(g); and
(g)Liens existing on the date hereof as set forth on Schedule 10.03 hereto.
For the avoidance of doubt, no intention to subordinate any Lien granted in favor of the Collateral Agent and the Lenders is to be hereby implied or expressed by the permitted existence of Permitted Liens or by indicating that any such Lien is subject to any Permitted Lien.
Section 10.04    Restricted Payments No Loan Party will, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to the holders of its Equity Interests or make any distribution of its Property to its Equity Interest holders, except:
(a)the Borrower may declare and pay dividends with respect to its common Equity Interests payable solely in additional shares of its common Equity Interests;
(b)the Borrower may (i) pay principal and interest with respect to the Convertible Notes, Permitted Convertible Debt and any Indebtedness permitted by Section 10.02(b) that extends, refinances or replaces the Convertible Notes, in each case, payable solely in additional Convertible Notes, Permitted Convertible Debt or such permitted Indebtedness (as applicable) or in shares of its common Equity Interests and (ii) extend, refinance or replace the Convertible Notes to the extent permitted by Section 10.02(b);
(c)Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;
(d)so long as no Event of Default has occurred and is continuing or would result after giving effect to such payment, the Borrower and its Subsidiaries may make repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such repurchased Equity Interests represents a portion of the exercise price of such options or warrants;
(e)so long as no Event of Default has occurred and is continuing or would result after giving effect to such payment, repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof); and
(f)the Excluded Subsidiary may make Restricted Payments to the Borrower and its Subsidiaries.
Section 10.05    Investments, Loans and Advances. Each of the Loan Parties will not, and will not permit any of its Subsidiaries to, make or permit to remain outstanding any Investments in or to any Person or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures permitted hereunder in the ordinary course of business consistent with past practice) any Property from any Person, except that the foregoing restriction shall not apply to:
(a)Investments in Loan Parties or any Person that becomes a Loan Party in accordance with Section 9.12(a);
(b)without limiting Section 10.19, Investments in the Excluded Subsidiary;
(c)Investments in the Excluded Subsidiary and the Immaterial Subsidiaries existing on the Closing Date;
(d)Investments in accounts receivable arising in the ordinary course of business (including any instrument evidencing the same and any instrument, security or other asset acquired through bona fide collection efforts with respect to the same);
(e)Investments in Cash Equivalents;
(f)(i) Guarantees permitted by Section 10.02 and (ii) Guarantees of the obligations (other than in respect of Indebtedness) of Subsidiaries of the Borrower entered into in the ordinary course of business in connection with operating leases, commercial contracts, purchase agreements, trade payables and other similar obligations;
(g)to the extent constituting an Investment: (i) financing or other credit extended by the Loan Parties or their Subsidiaries to their customers in the ordinary course of business in connection with the sale of inventory or project development in connection with orders received by the Loan Parties as of the Closing Date (including orders that are backlogged as of the Closing Date) to the extent set forth on Part I of Schedule 10.05; and (ii) financing or other credit extended by a Loan Party or its Subsidiary to its customers after the Closing Date that is consented to in writing by the Majority Lenders (such consent not to be unreasonably withheld or delayed); and
(h)other Investments (valued at the time each such Investment is made) in the aggregate at any time outstanding, not to exceed $5,000,000.
Notwithstanding anything to the contrary herein, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, make any Investment if the effect of such transaction is to, directly or indirectly, Dispose of (i) any Intellectual Property owned (in each case, in whole or in part) now or in the future by any Loan Party to any Person other than IPCo or (ii) any Collateral (other than (x) cash and Cash Equivalents and (y) the lease and associated lease equipment described on Part II of Schedule 10.05) to the Excluded Subsidiary or any Immaterial Subsidiary.
Section 10.06    Nature of Business. No Loan Party will, nor will it permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.
Section 10.07    Proceeds of Loans. (a)     The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 8.20. Neither the Borrower nor any

Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulations T, U or X of the Board, as the case may be.
(b)    The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that any other Loan Party and its or their respective directors, officers, employees, Affiliates and agents shall not use, directly or indirectly, the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other Affiliate, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor lender, investor or otherwise).
Section 10.08    ERISA Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Loan Parties will not, and will not permit any ERISA Affiliate to, at any time:
(a)engage in respect of any Plan, any transaction in connection with which the Borrower or any other Loan Party could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;
(b)fail to make full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, any other Loan Party or any ERISA Affiliate is required to pay as contributions thereto; or
(c)contribute to or assume an obligation to contribute to or have any liability (contingent or otherwise), with respect to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.
Section 10.09    Mergers, Etc. Each of the Loan Parties will not, and will not permit any of its Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or divide or Dispose of, all or substantially all its business units, assets or other Properties, except that (a) any Loan Party (other than IPCo and IPHoldCo) may be merged, divided, amalgamated or consolidated with or into another Loan Party, so long as (i) no Event of Default has occurred and is continuing or would occur as a result of such transaction and notice of such transaction is provided to the Administrative Agent promptly following such transaction, and (ii) if the Borrower is a party to such transaction, the Borrower is the surviving entity, and (b) any Loan Party (other than the Borrower, IPCo and IPHoldCo) may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Loan Party (other than IPCo and IPHoldCo), so long as no Event of Default has occurred and is continuing or would occur as a result of such transaction.
Section 10.10    Sale of Properties. Each of the Loan Parties will not, and will not permit any of its Subsidiaries to, sell, assign, farm-out, convey or otherwise transfer or Dispose of any Collateral or Equity Interests of the Excluded Subsidiary except for:
(a)the sale or lease financing of inventory in the ordinary course of business;

(b)equipment that is worthless or obsolete or worn out in the ordinary course of business, which is no longer used or useful in the conduct of its business or which is replaced by equipment of equal suitability and value;
(c)Dispositions to a Loan Party (other than Dispositions by IPCo or IPHoldCo);
(d)Dispositions (other than of Intellectual Property) resulting from any taking or condemnation of any Property of any Loan Party or any Subsidiary of any Loan Party by any Governmental Authority or any assets subject to a casualty; and
(e)other Dispositions of Collateral of fair market value not exceeding $3,000,000 in the aggregate during any calendar year for which the applicable Loan Party or Subsidiary receives at least 75% of the consideration therefor in the form of cash or Cash Equivalents; provided, that the Net Cash Proceeds of such Disposition shall be subject to Section 3.04(c);
(f)Casualty Event; provided, that the Net Cash Proceeds of such Disposition shall be subject to Section 3.04(c);
(g)Dispositions of equipment in the ordinary course of business and to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment;
(h)to the extent constituting Dispositions, non-exclusive licenses, sublicenses, bailment, leases or other subleases granted to third parties in the ordinary course of business and not interfering in any material respect with the business of the Loan Parties or any of their Subsidiaries, including the Intercompany IP Licensing Agreement;
(i)Dispositions of cash and Cash Equivalents in the ordinary course of business;
(j)Dispositions pursuant to the Manufacturing and Supply Agreement;
(k)Dispositions in the ordinary course of business that consist of write-offs or grants of discounts or forgiveness of accounts receivable, without recourse, which are at least ninety (90) days past due in connection with the compromise or collection thereof;
(l)Dispositions of Equity Interests pursuant to the Borrower’s Form S-3 Registration Statement (as amended) (including, without limitation, the (x) Standby Equity Purchase Agreement with affiliates of Yorkville Advisors, dated April 28, 2022 and (y) any sales of Equity Interests pursuant to an at-the-market offering); and
(m)Dispositions in connection with the settlement of claims or disputes and the settlement, release or surrender of tort or other litigation claims upon terms and conditions determined by Borrower in its good faith business judgment.
Notwithstanding anything to the contrary herein, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, Dispose of (i) any Intellectual Property owned by any Loan Party to any Person other than IPCo or (ii) any Collateral (other than (x) cash and Cash Equivalents, (y) the lease and associated lease equipment described on Part II of Schedule 10.05 and (z) any other Collateral in accordance with Section 10.10(e) (except that a Loan Party receives 100% of the consideration therefor in the form of cash or Cash Equivalents)) to the Excluded Subsidiary or any Immaterial Subsidiary.
Section 10.11    Environmental Matters. Each of the Loan Parties will not, and will not permit any of its Subsidiaries to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to a Release or Threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations, Release or Threatened Release, exposure, or Remedial Work would reasonably be expected to have a Material Adverse Effect.
Section 10.12    Transactions with Affiliates. Each of the Loan Parties will not, and will not permit any of its Subsidiaries to, enter into any transaction, including any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate except (x) such transactions as are otherwise permitted under this Agreement, (y) such transactions that are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate and (z) transactions pursuant to the Intercompany IP Licensing Agreement, pursuant to the Manufacturing and Supply Agreement or pursuant to the Personnel Agreement.
Section 10.13    Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than the Loan Documents, the documents governing Indebtedness permitted by Section 10.02(c), but only with respect to the Property that is the subject of such Indebtedness, and the documents governing Indebtedness permitted by Section 10.02(g), but solely with respect to the Excluded Subsidiary), which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Collateral in favor of the Collateral Agent and the Lenders or restricts any Subsidiary of any Loan Party from paying dividends or making distributions to any Loan Party or any other Subsidiary of any Loan Party, or which requires the consent of or notice to other Persons in connection therewith.
Section 10.14    Sale and Leaseback. Each of the Loan Parties will not, and will not permit any of its Subsidiaries (other than the Excluded Subsidiary) to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Collateral, whether now owned or hereafter acquired, and thereafter rent or lease such Collateral which it intends to use for substantially the same purpose or purposes as the Collateral being sold or transferred.
Section 10.15    Amendments to Organizational Documents, Fiscal Year End.
(a)Each of the Loan Parties will not, and will not permit any of its Subsidiaries to, amend or otherwise modify (or permit to be amended or modified) its Organizational Documents, or take any action that would impair its rights under its Organizational Documents, in each case, in a manner that would reasonably be expected to be adverse to such Loan Party or the Lenders in any material respect or to materially adversely affect any transfer or voting provisions applicable to the Lenders or their Affiliates.
(b)The Borrower will not change the last day of its annual audit date from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.
Section 10.16    Material Contracts. The Borrower will not amend, modify, supplement or, prior to its expiration in accordance with its terms, cancel or terminate any Material Contract, or consent to or accept any cancellation or termination of any such Material Contract prior to its expiration in accordance with its terms, if such amendment, modification, supplement, cancellation or termination would reasonably be expected to have a Material Adverse Effect.
Section 10.17    New Accounts. Without the prior written consent of the Administrative Agent, none of the Loan Parties shall open or otherwise establish any Deposit Account, Securities Account or Commodity Account, other than (x) any Deposit Account, Securities Account and Commodity Account (i) in which the Collateral Agent has a valid first-priority Lien under applicable law and (ii) that is subject to a Control Agreement and (y) Excluded Accounts (as such term is defined in the Guarantee and Collateral Agreement).
Section 10.18    Bankruptcy Remote. Neither IPCo or IPHoldCo shall at any time fail to be organized as a bankruptcy-remote entity having bylaws or an operating agreement, as applicable, in form and substance reasonably acceptable to the Majority Lenders (with the Organizational Documents in effect on the Closing Date being deemed to be reasonably acceptable), which bylaws or operating agreement, as applicable, shall contain usual and customary provisions for (a) appointment of an independent director whose affirmative vote shall be required to commence an insolvency proceeding and (b) separateness representations and covenants. IPCo shall not at any time fail to own and/or have rights as licensee to the patents and other Intellectual Property of any form, including formulas, trade secrets, know-how, methods or processes, whether or not registered, which it owns or has licensed except for those rights which are not material to the business of the Loan Parties and their Subsidiaries and in the ordinary course of maintaining an Intellectual Property portfolio are not routinely renewed. IPCo and IPHoldCo shall not have any business activity except: (i) IPCo’s sole business shall be the ownership and maintenance of the Intellectual Property used or useful in the business of the Borrower and its Subsidiaries; (ii) IPCo shall grant no Liens except under the Loan Documents and shall have no creditors except the Lenders and professional service providers (including, without limitation, attorneys, tax advisors, auditors and intellectual property service firms); (iii) IPHoldCo’s sole business shall be owning 100% of the Equity Interests of IPCo and being a Guarantor hereunder; and (iv) IPHoldCo shall grant no Liens except under the Loan Documents and shall have no creditors except the Lenders. IPHoldCo shall be a wholly owned Subsidiary of the Borrower, and IPCo shall be a direct wholly owned Subsidiary of IPHoldCo. In addition, the Loan Parties shall cause IPCo to comply with all of IPCo’s obligations, including IPCo’s obligations to maintain its special purpose vehicle separateness and bankruptcy remote structure, and the Loan Parties shall not amend any such provisions without the prior written consent of the Majority Lenders.
Section 10.19    Excluded Subsidiary.
(a)No Loan Party will permit the aggregate amount of cash and Cash Equivalents (other than from proceeds of the Government Loan and the Trinity Equipment Financing Loan until such proceeds are utilized for their stated purpose) of the Excluded Subsidiary and the Immaterial Subsidiaries to exceed (x) $10,000,000 or (y) such higher amount as may be required pursuant to the terms of the Government Loan for more than ten (10) consecutive Business Days without the prior written consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed), unless such excess amount is transferred to a Deposit Account of a Loan Party subject to a Control Agreement within two (2) Business Days following the expiration of such ten (10) consecutive Business Day period.
(b)No Loan Party will permit the Excluded Subsidiary to be a party to any customer contracts for the sale of batteries other than the Manufacturing and Supply Agreement.
Section 10.20    Holding Company. Intermediate Holdco shall not (a) incur any Indebtedness of the type specified in clauses (a) and (b) of the definition of Indebtedness (other than the Secured Obligations), (b) own or acquire any material assets (other than the Equity Interests of its Subsidiaries, any assets incidental thereto, cash and Cash Equivalents), (c) engage in any material operations or business (other than activities incidental to being a holding company or necessary to maintain its legal existence (including the ability to incur fees, costs and expenses related to such maintenance), (d) cease to directly own all of the Equity Interests of the Excluded Subsidiary or (e) notwithstanding anything to the contrary in this Agreement, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any other Person.

ARTICLE XI
EVENTS OF DEFAULT; REMEDIES
Section 11.01    Events of Default. One or more of the following events shall constitute an “Event of Default”:
(a)Payments Under Loan Documents.
(i)The Borrower shall fail to pay any principal of or premium (if any) on any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(ii)The Borrower shall fail to pay any interest, fee or any other amount (other than an amount referred to in Section 11.01(a)) payable under any Loan Document, when and as the same shall become due and payable and failure to pay shall continue unremedied for a period of three (3) Business Days.
(b)Breach of Warranty. Any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall have been materially incorrect when made or deemed made and, if such misrepresentation is susceptible of cure prior to the expiration of such period and such misrepresentation has not had and would not reasonably be expected to have a Material Adverse Effect, such misrepresentation is not remedied within ten (10) days after the earlier to occur of (i) any Loan Party’s knowledge of such failure or (ii) receipt by the Borrower of written notice thereof from the Administrative Agent.
(c)Breach of Negative Covenants or Certain Other Covenants. Any Loan Party or any Subsidiary of any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 9.02(a), Section 9.03 (solely as to existence), Section 9.07, Section 9.10, Section 9.12, Section 9.15, Section 9.17, Section 9.18 or Article X.
(d)Breach of Certain Notice Requirements. Any Loan Party or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Section 9.01 or Section 9.02 (other than Section 9.02(a)) of this Agreement and such failure shall continue unremedied for a period of ten (10) Business Days.
(e)Breach of Other Covenants. Any Loan Party or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), Section 11.01(b), Section 11.01(c) or Section 11.01(d)) or any other Loan Document and such failure shall continue unremedied for a period of thirty (30) days.
(f)Cross-Default. (i) Any Loan Party or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, after taking any applicable grace periods into account, or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require such Loan Party or Subsidiary to make an offer in respect thereof.
(g)Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any of its Subsidiaries of its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for forty-five (45) days or an order or decree approving or ordering any of the foregoing shall be entered.
(h)Voluntary Proceedings. Any Loan Party or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 11.01(g), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or any stockholder, member or partner of any Loan Party or any of its Subsidiaries shall make any request or take any action for the purpose (A) of calling a meeting of the members of such Loan Party to consider a resolution to dissolve and wind-up such Loan Party’s affairs or (B) of exercising or asserting rescission rights with respect to any Equity Interests of any Loan Party that it owns. Any Loan Party or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.
(i)Judgments. (i) One or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against any Loan Party or any of its Subsidiaries or any combination thereof, in each case other than a judgment which is (x) discharged within sixty (60) days or (y) the execution of which is effectively stayed within sixty (60) days and no action is legally taken by a judgment creditor or judgment creditors to attach or levy upon any assets of any Loan Party or any of its Subsidiaries to enforce any such judgment.
(j)Loan Document Unenforceable. The Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against any Loan Party party thereto or any other party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any part of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or a Loan Party shall so state in writing.
(k)Uninsured Losses; Proceedings Against Assets. There shall occur any uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $2,500,000 (it being understood that the amount of deductibles payable in connection with such claim shall not be included in such threshold) or the Collateral or any other of the Loan Parties’ or any of their Subsidiaries’ assets in excess of $2,500,000 in the aggregate are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within 30 days thereafter.
(l)Loss of Intellectual Property. To the extent a Material Adverse Effect would reasonably be expected to result therefrom (as determined by the Collateral Agent in its reasonable judgment), any Governmental Authority or other Person shall (i) revoke, terminate, suspend or adversely modify any Intellectual Property that is the subject of the IP Escrow Agreement, (ii) commence proceedings to suspend, revoke, terminate or adversely modify any Intellectual Property that is the subject of the IP Escrow Agreement and such proceedings shall not be dismissed or discharged within sixty (60) days, or (iii) schedule or conduct a hearing on the renewal of any Intellectual Property that is the subject of the IP Escrow Agreement for the continuation of any Loan Party’s business and the staff of such Governmental Authority or other Person issues a report recommending the termination, revocation, suspension or material adverse modification of such Intellectual Property that is the subject of the IP Escrow Agreement.
(m)Cessation of Business.    To the extent that a Material Adverse Effect could reasonably be expected to result therefrom (i) any Loan Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than thirty (30) consecutive days; or (ii) any other cessation for more than thirty (30) consecutive days of a substantial part of the business of any Loan Party or any of its Subsidiaries engaged in material operations.
(n)Insurance Policy. At any time after the execution and delivery thereof, (i) the Insurance Policy for any reason shall cease to be in full force and effect or shall be declared to be null and void or any counterparty thereto shall repudiate its obligations thereunder, or (ii) any counterparty to the Insurance Policy or any Loan Party shall contest the validity or enforceability of the Insurance Policy in writing or deny in writing that it has any further rights or obligations under the Insurance Policy.

Section 11.02    Remedies.
(a)(A) In the case of an Event of Default other than one described in Section 11.01(g) or Section 11.01(h) (other than an Event of Default described in (B) below), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable) and (B) in the case of an Event of Default specified in Section 11.01(c) with respect to breach of Section 9.17 that is not cured within 30 days from the occurrence thereof, (i) the Commitment shall be automatically and immediately terminated and (ii) the Loans then outstanding will automatically and immediately become due and payable in whole, and in each case of the foregoing (A) and (B), the principal of the Loans so declared to be due and payable, together with accrued interest thereon, any Call Premium then applicable and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 11.01(g) or Section 11.01(h), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, any Call Premium then applicable and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.
Without limiting the generality of the foregoing, it is understood and agreed that (x) if, prior to the Call Premium Expiration Date, the Loans are accelerated or otherwise become due, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency related event (including the acceleration of claims by operation of law)) or (y) upon the occurrence of the board of directors (or similar governing body or any Person having Control of any Loan Party (or any committee thereof) or of any directors (or similar governing body or any Person having Control) of any Loan Party (or any committee thereof) adopting any resolution or otherwise authorizing any action to approve any bankruptcy or insolvency related event (each of the foregoing in clauses (x) and (y) and as contemplated by the penultimate sentence of this paragraph, a “Yield Maintenance Event”)), the Call Premium (if any) that would have applied if, at the time of the Loans are accelerated or otherwise become due, the Borrower had (i) repaid, prepaid, refinanced, substituted or replaced any or all of the Loans as contemplated in Sections 3.01 and/or 3.04 will also be automatically and immediately due and payable without further action or notice as though a Yield Maintenance Event had occurred and the Call Premium (if any) shall constitute part of the Secured Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Lenders’ lost profits and investment opportunity as a result thereof (and not as a penalty). Any Call Premium payable above shall be presumed to be the liquidated damages (and not for the avoidance of doubt unmatured interest or a penalty) sustained by the Lenders as the result of payment or acceleration, as applicable, prior to the Call Premium Expiration Date and the Borrower and Guarantors agree that the Call Premium is reasonable under the circumstances currently existing. In the event the Secured Obligations are reinstated in connection with or following any Yield Maintenance Event, it is understood and agreed that the Secured Obligations shall include any Call Premium payable in accordance with the Loan Documents, including this Section 11.02. The Call Premium (if any) shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means.
THE LOAN PARTIES EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING CALL PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower and each other Loan Party expressly agrees (to the fullest extent that it may lawfully do so) that: (A) the Call Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Call Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower and Guarantors giving specific consideration in this transaction for such agreement to pay the Call Premium; and (D) the Borrower and each Guarantor shall each be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower and each Guarantor expressly acknowledges that its agreement to pay the Call Premium to the Lenders as herein described is a material inducement to the Lenders to provide the Commitments and make the Loans. In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Borrower or any Guarantor with the intention of avoiding payment of the Call Premium that the Borrower would have had to pay if the Borrower then had elected to pay the Loans prior to the Maturity Date pursuant to Section 3.01 and/or Section 3.04, an equivalent premium, without duplication, will become and be immediately due and payable to the extent permitted by law upon the acceleration of the Loans.
(b)In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.
(c)All proceeds realized from the liquidation or other disposition of Collateral or otherwise, and any amounts received on account of the Secured Obligations, received after maturity of the Loans, whether by acceleration or otherwise, shall be applied as follows:
(i)first, to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Administrative Agent and/or the Collateral Agent in such Agent’s capacity as such;
(ii)second, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Lenders;
(iii)third, pro rata to payment of accrued interest on the Loans;
(iv)fourth, pro rata to payment of principal and premium outstanding on the Loans;
(v)fifth, pro rata to all other Secured Obligations; and
(vi)sixth, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.
ARTICLE XII
THE AGENTS
Section 12.01    Appointment; Powers.
(a)Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (excluding Section 12.10) are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any Guarantor shall have rights as a third party beneficiary of any of such provisions.
(b)The Administrative Agent and each Lender hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent and each Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this

Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.
Section 12.02    Duties and Obligations of Agents. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 12.03, and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party or any of their Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or Collateral Agent or any of their Affiliates in any capacity. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VII or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent or as to those conditions precedent expressly required to be to such Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of any Loan Party or any Subsidiary of the Borrower or any other obligor or Guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VII, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent or the Collateral Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 12.03    Action by Administrative Agent or Collateral Agent. Neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.02) and in all cases such Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by such Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent and/or the Collateral Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 12.03; provided that, unless and until the Administrative Agent and/or the Collateral Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall any Agent be required to take any action which exposes such Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the

Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.02), and otherwise no Agent shall be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.
Section 12.04    Reliance by Administrative Agent and Collateral Agent. The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by them to be genuine and to have been signed or sent by the proper Person and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants, consultants and other experts selected by any such Agent. The Administrative Agent and/or the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower and the Lenders hereby waives the right to dispute such Agent’s record of such statement, except in the case of gross negligence or willful misconduct by such Agent. Upon request by an Agent at any time, the Lenders will confirm in writing whether an action may be taken by it (and such Agent may deem the failure to respond to any such request in a timely manner as approval). In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by them, and shall not be liable for any action taken or not taken by them in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.
Section 12.05    Subagents. Either Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. The Agents and any such sub-agent may perform any and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XII shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as Agent. Without limiting the foregoing, following the Closing Date, the Agents may from time to time appoint one or more Lenders (or any Affiliate or Approved Fund of a Lender) as its sub-agent for the limited purposes of (i) delivering any notices or other communications on behalf of such Agents hereunder and (ii) receiving copies of any notices or other communications that are delivered to the Agents hereunder.
Section 12.06    Resignation or Removal of Agents. Any Agent may resign at any time by notifying the Lenders and the Borrower. Majority Lenders may, to the extent permitted by applicable law, remove any Agent upon thirty (30) days’ notice in writing to such Agent and the Borrower. Such resignation or removal shall take effect upon the appointment of a successor Agent as provided below (or, if no successor has been appointed, on the 30th day after the relevant notice). Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after such notice of resignation or removal (the “Successor Effective Date”), then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. With effect from the Successor Effective Date (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Agent is appointed as provided for above. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation or removal hereunder, the provisions of this Article XII and Section 13.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.
Section 12.07    Administrative Agent as Lender. The Person serving as the Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Loan Party or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
Section 12.08    No Reliance. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. No Agent shall be required to keep itself informed as to the performance or observance by the Borrower of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by an Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of their respective Affiliates. In this regard, each Lender acknowledges that Baker Botts L.L.P. is acting in this transaction as special counsel to the Agents only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein. In structuring, arranging or syndicating this Agreement, each Lender acknowledges and agrees that the Administrative Agent may be an agent or lender under other loans or other securities, and each Lender hereby waives any existing or future conflicts of interest associated with any of their roles in such other debt instruments.
Section 12.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party or any Subsidiary of the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Section 13.03) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agents and, in the event that the Agents shall consent to the making of such payments directly to the Lenders, to pay to the

Agents any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their agents and counsel, and any other amounts due the Agents under Section 13.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 12.10    Authority of Collateral Agent to Release Collateral and Liens. Each Lender hereby authorizes the Collateral Agent to release any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender hereby authorizes the Collateral Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any Disposition of Property to the extent such Disposition is permitted by the terms of Section 10.10 or is otherwise authorized by the terms of the Loan Documents.
Section 12.11    Acknowledgement of Lenders.
(a)Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 12.12 shall be conclusive, absent manifest error.
(b)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (i) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (ii) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)The Borrower and each other Loan Party hereby agrees that (i) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (ii) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party.

(d)Each party’s obligations under this Section 12.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Secured Obligations under any Loan Document.
Section 12.12    Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party or other Guarantor is subject, or (b) at any other sale, foreclosure or acceptance of Collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties' ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided, that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 13.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
ARTICLE XIII
MISCELLANEOUS
Section 13.01    Notices.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 13.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic communication, as follows:
(i)if to the Borrower, to it at the following:
Eos Energy Enterprises, Inc.
3920 Park Ave,
Edison, NJ 08820
Attention: Melissa Berube
Phone: (732) 983-1753
Email: mberube@eos.com

with a copy (which shall not constitute notice) to:

Haynes and Boone LLP
30 Rockefeller Plaza
26th Floor
New York, NY 10112
Attention: Alexander Grishman
Phone: (212) 918-8965
Fax: (212) 884-8233
Email: Alexander.Grishman@haynesboone.com

(ii)if to the Administrative Agent or the Collateral Agent, to it at the following:
Atlas Credit Partners, LLC
777 Post Oak Blvd Suite 430
Houston, TX 77056
Attention: Matthew Laterza
Telephone: (713) 859-9770
Email: mlaterza@atlascreditpartners.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
2001 Ross Ave Ste 900
Dallas, TX 75201
Attention: Luke Weedon
Phone: (214) 953-6970
Facsimile: (214) 661-4970
Email: luke.weedon@bakerbotts.com

(iii)if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire; and
(iv)if to any Subsidiary, to it at its address set forth in Schedule 1 to the Guarantee and Collateral Agreement.

(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section 13.02    Waivers; Amendments.
(a)No failure on the part of the Administrative Agent, the Collateral Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 13.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)Neither this Agreement nor any provision hereof nor any other Loan Document (other than the Fee Letter and as provided in Section 3.05) nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders (with a copy of all amendments provided to the Administrative Agent); provided that no such agreement shall (i) increase the Commitment or the outstanding aggregate principal amount of the Loans of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Secured Obligations hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby, provided that the Default Rate may be waived with the consent of the Majority Lenders, (iii) postpone the scheduled and fixed date of payment or prepayment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or any other Secured Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date without the written consent of each Lender affected thereby, (iv) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each directly and adversely Lender, (v)  release all or substantially all of the Guarantors or release all or substantially all of the

Collateral (other than as provided in Section 12.10), without the written consent of each Lender, (vi) modify the terms of Section 11.02(c) without the written consent of each Lender directly and adversely affected thereby, or (vii) change any of the provisions of this Section 13.02(b) or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents, without the written consent of each directly and adversely affected Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of such Agent. Notwithstanding the foregoing, (a) any Security Document may be supplemented to add additional Collateral or join additional Persons as Guarantors with the consent of the Collateral Agent, (b) the Borrower and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to (i) correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error, omission or other manifest error in any Loan Document, or (ii) make administrative or operational changes or enhancements not adverse to the Lenders, and (c) the Administrative Agent and the Borrower (or other applicable Loan Party) may enter into any amendment, modification or waiver of this Agreement or any other Loan Document or enter into any agreement or instrument to effect the granting, perfection, protection, expansion or enhancement of any Lien in any Collateral or Property to become Collateral to secure the Indebtedness for the benefit of the Lenders or as required by any Governmental Requirement to give effect to, protect or otherwise enhance the rights or benefits of any Lender under the Loan Documents without the consent of any Lender.
Section 13.03    Expenses, Indemnity; Damage Waiver.
(a)The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable and documented fees, charges and disbursements of counsel (limited to one outside counsel, other than (x) solely in the case of a conflict of interest, one additional counsel to all affected parties, taken as a whole and (y) if reasonably necessary, one local counsel in each relevant jurisdiction of such Persons, taken as a whole) for the Agents, in connection with the Facility provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel (limited to one outside counsel, other than (x) solely in the case of a conflict of interest, one additional counsel to all affected parties, taken as a whole and (y) if reasonably necessary, one local counsel in each relevant jurisdiction of such Persons, taken as a whole) to the Agents as to the rights and duties of the Agents and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the Transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, assessments and other similar charges incurred by the Agents or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Document or any other document referred to therein and (iii) all out-of-pocket expenses incurred by the Agents or any Lender, including the fees, charges and disbursements of any counsel or other consultants for the Agents or any Lender (limited to one outside counsel, other than (x) solely in the case of a conflict of interest, one additional counsel to all affected parties, taken as a whole and (y) if reasonably necessary, one local counsel in each relevant jurisdiction of such Persons, taken as a whole) to the Agents and Lenders as to the rights and duties of the Agents and the Lenders with respect thereto, in connection with the enforcement or protection of their rights in connection with this Agreement or any other Loan Document, including their rights under this Section 13.03, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. For the avoidance of doubt, this Section 13.03(a) shall not apply with respect to any costs or expenses that are Taxes, as the indemnity and payment of Tax claims are governed exclusively by Section 5.03.
(b)The Borrower shall indemnify the Administrative Agent, the Collateral Agent, any sub-agent of the Agents, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and defend and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (limited to one outside counsel, other than (x) solely in the case of a conflict of interest, one additional counsel to all affected parties, taken as a whole and (y) if reasonably necessary, one local counsel in each relevant jurisdiction of such Persons, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or the parties to any other Loan Document of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or by any other Loan Document or any action taken in connection with this Agreement, including, but not limited to, the payment of principal, interest and fees, (ii) the failure of any Loan Party or any Subsidiary to comply with the terms of any Loan Document, including this Agreement, or with any Governmental Requirement, (iii) any inaccuracy of any representation or any breach of any warranty or covenant of the Borrower or any Guarantor or any other Loan Party set forth in any of the Loan Documents or any instruments, documents or certifications delivered in connection therewith, (iv) any Loan or the use of the proceeds therefrom, (v) the operations of the business of the Loan Parties or the Subsidiaries by such Loan Parties and Subsidiaries, (vi) any assertion that the Lenders were not entitled to receive the proceeds received pursuant to the Security Documents, (vii) any Environmental Law applicable to any Loan Party or any Subsidiary in respect of their Properties, including the presence, generation, storage, Release, Threatened Release, use, transport, disposal, arrangement of disposal or treatment of Hazardous Materials on any of their Properties, (viii) the breach or non-compliance by any Loan Party or any Subsidiary thereof with any Environmental Law applicable to any Loan Party or any Subsidiary thereof in respect of their Properties, (ix) the past ownership by any Loan Party or any Subsidiary or any of their Properties or past activity on any of their Properties which, though lawful and fully permissible at the time, has resulted in present liability, (x) the presence, use, Release, storage, treatment, disposal, generation, Threatened Release, transport, arrangement for transport or arrangement for disposal of Hazardous Materials on or at any of the Properties owned or operated by any Loan Party or any Subsidiary or any actual or alleged presence or Release of Hazardous Materials on or from any Property owned or operated by the Borrower, (xi) any liability arising under Environmental Laws related in any way to any Loan Party or any Subsidiary in respect of their Properties, or (xii) any other environmental, health or safety condition in connection with the Loan Documents, or (xiii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or a Loan Party and regardless of whether any Indemnitee is a party thereto, and such indemnity shall extend to each Indemnitee notwithstanding the sole or concurrent negligence of every kind or character whatsoever, whether active or passive, whether an affirmative act or an omission, including all types of negligent conduct identified in the Restatement (Second) of Torts of one or more of the Indemnitees or by reason of strict liability imposed without fault on any one or more of the Indemnitees; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, fraud or willful misconduct of such Indemnitee; provided, further, this Section 13.03(b) shall not apply with respect to Taxes other than any Taxes that represent fees, losses, claims, damages, etc. arising from any non-Tax claim.
(c)To the extent that the Borrower fails to pay any amount required to be paid by it to the Agents under Section 13.03(a) or (b), but without affecting such payment obligations of the Borrower, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent in its capacity as such.
(d)To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or the use of the proceeds thereof.
(e)All amounts due under this Section 13.03 shall be payable not later than ten (10) Business Days after demand therefor.

Section 13.04    Assignments and Participations.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.04 and (iii) no Lender may assign to the Borrower or an Affiliate of the Borrower all or any portion of such Lender’s rights and obligations under this Agreement or all or any portion of its Commitments or the Loans owing to it hereunder nor may the Borrower or an Affiliate of the Borrower make any offer to purchase any Commitments or Loans hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 13.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i)    Subject to the conditions set forth in Section 13.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent and, in the absence of an Event of Default, the Borrower; provided that (A) no consent of the Administrative Agent or the Borrower shall be required for an assignment to an assignee that is a Lender (or an Affiliate or Approved Fund of a Lender) immediately prior to giving effect to such assignment and (B) the Borrower shall be deemed to have consented to any such assignment if it has failed to respond to a written request for such assignment within three (3) Business Days following the Borrower’s receipt of such request;
(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Administrative Agent otherwise consent;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee shall not apply to an assignment to a Lender, an Affiliate of a Lender or an Approved Fund);
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all documentation and other information with respect to the assignee that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and
(E)no such assignment shall be made to the Borrower, any Affiliate of the Borrower, or a natural person (or any holding company, investment vehicle, trust owned and operated for the primary benefit of a natural person).
(iii)Subject to Section 13.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto (which, for the avoidance of doubt, shall be the date of recordation in the Register) and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 13.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.04(c).
(iv)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the Commitment of and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice or anything in any Loan Document to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior written notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower and each Lender.
(c)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and all documentation and other information with respect to the assignee that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 13.04(b) and any written consent to such assignment required by Section 13.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this Section 13.04(b).
(i)Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) the provisions of Section 13.04(b)(iv) shall apply as if the Participant were a Lender and the sale of the participation was an assignment. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.02(b) that affects such Participant. In addition, such agreement must provide that the Participant be bound by the provisions of Section 13.03. The Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.04(b); provided, a Participant shall not be entitled to receive any greater payment under Section 5.01, Section 5.02 and Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.
(ii)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 13.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)If (i) the Administrative Agent receives payment of any portion of the amount due under the Insurance Policy in immediately available funds (the “Insurance Proceeds”) under the Insurance Policy and (ii) the Administrative Agent and the Lenders receive a notice signed by the Insurers (an “Insurance Notice”) that (x) confirms the full amount due under the Insurance Policy, (y) instructs the Administrative Agent to proceed with the subrogation and assignment of all Obligations as provided in this Section 13.04(e), and (z) identifies each of the Insurers that have made such payment, the identity of such Insurers’ joint domestic U.S. organized designee (the Insurers or if formed such Insurers’ joint domestic U.S. organized designee (collectively, as applicable, the “Designee(s)”)) and such Insurers’ respective allocated contribution to such amount stated in dollars, then the parties hereto (including, without limitation, the Lenders) agree that the Designee(s) are automatically subrogated to and assigned the portion of Obligations based on the percentage of insurance payment actually made (e.g. if loss payment due is one hundred (100), and the Administrative Agent only received eighty (80), then the Designee(s) will be subrogated and assigned 80% of the Obligations) as of the date of receipt of the Insurance Notice. The Administrative Agent shall provide prompt notice by e-mail to the Lenders of its receipt of the Insurance Proceeds. In furtherance of such automatic subrogation and assignment, the Administrative Agent shall without requirement for any assignment, notice or instruction, immediately and in all events within five (5) Business Days thereof, (x) distribute to the Lenders the Insurance Proceeds, and (y) following such distribution, record in the Register the assignment of the Loan to the Designee(s). Further, the Lenders agree to execute and deliver to the Administrative Agent and the Designee(s) an Assignment and Assumption reflecting such automatic assignment effective as of the date of the automatic assignment described in the first sentence of this Section 13.04(e) to the Designee(s) of the aggregate outstanding amount of all Obligations in respect of principal. Any obligations of the Insurers in this Section 13.04(e) may be satisfied by performance of the Designee(s), if any, on behalf of such Insurer. Each Insurer and their Designee(s) is a designated third-party beneficiary of this Section 13.04(e). To avoid doubt, failure of any Lender and any Designee to execute any Assignment and Assumption shall have no effect on the automatic subrogation and assignment described in this Section 13.04(e). The Lenders hereby authorize the Insurers to deliver the Insurance Notice and instructs the Administrative Agent that the Administrative Agent is entitled to conclusively rely on the Insurance Notice in the execution of the assignments of the Obligations provided for in this Section 13.04(e) and will be fully protected under Section 13.03 in doing so.

(f)Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.
Section 13.05    Survival; Revival; Reinstatement.
(a)All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03, Article XII and Section 13.03 shall survive and remain in full force and effect regardless of the consummation of the Transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.
(b)To the extent that any payments on the Secured Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s, the Collateral Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent, the Collateral Agent and the Lenders to effect such reinstatement.
Section 13.06    Counterparts; Integration; Effectiveness.
(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
(b)The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, Borrowing Requests, Interest Election Requests, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
(c)This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR,

CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
(d)Except as provided in Section 7.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by fax, as an attachment to an email or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 13.07    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 13.08    Rights of Setoff.
(a)If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including obligations under Hedging Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party or any Subsidiary thereof against any of and all the obligations of such Loan Party or Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 13.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
(b)If the Collateral Agent, any sub-agent or the custodian of the Interest Escrow Account becomes the subject of a bankruptcy, insolvency or other similar proceeding such that the Interest Escrow Account is part of the bankruptcy estate of the Collateral Agent, such sub-agent or custodian, as applicable , each Loan Party and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) or other amount held in the Interest Escrow Account against any of and all the obligations of such Agent (including, any sub-agent), Lender or Affiliate owed to such Loan Party, irrespective of whether or not such Loan Party or shall have made any demand and although such obligations may be unmatured. Any such setoff and application of funds in the Interest Escrow Account to the Secured Obligations shall reduce the Secured Obligations on a dollar-for-dollar basis. Each Loan Party agrees to notify the applicable Lender and Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 13.09    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.
(a)THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF (OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401 AND SECTION 5-1402).
(b)ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF

THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.
(c)EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 13.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 13.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH COPIES ARE DEPOSITED IN THE MAIL. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.
(d)EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 13.09.
Section 13.10    Certain Determinations. Notwithstanding anything to the contrary herein, the parties agree that if a dispute arises with respect to whether a Loan Party has complied with Prudent Industry Practices where required hereunder, the parties agree to submit such dispute to a reputable third party expert with the requisite experience in the business of the Loan Parties reasonably selected by the Administrative Agent for review and determination in accordance with procedures to be agreed by the parties.
Section 13.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 13.12    Confidentiality. Each of the Agents and Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) to the Insurers and its directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (f) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (g) subject to an agreement containing provisions substantially the same as those of this Section 13.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or

(ii) any actual or prospective counterparty (or its advisors) to any Hedging Agreement relating to the Borrower and its obligations, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 13.12 or (ii) becomes available to the Agents, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 13.12, “Information” means all written information received from any Loan Party relating to the Loan Parties and their Subsidiaries and their businesses and shall include, without limitation, this Agreement and the terms and conditions of this Agreement, other than (A) any such information that is available to the Agents or any Lender on a nonconfidential basis prior to disclosure by any Loan Party and (B) information pertaining to this Agreement routinely used in marketing materials or provided by arrangers to data service providers, including league table providers, that serve the lending industry (it is understood, for avoidance of doubt, that the names of the Loan Parties, the amount, type, currency, interest rate and yield to maturity of the Loans, the effective date of this Agreement and the role and title of such Lender is such type of information so routinely used or provided); provided that, in the case of information received from the Borrower or any of its Subsidiaries, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 13.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws. The Borrower hereby authorizes each Lender and its Affiliates, at their respective sole expense, but without any prior approval by the Borrower, to publish tombstones and give other publicity to this Agreement as each may from time to time determine in its sole discretion. The Loan Parties agree to maintain the confidentiality of the identities of the Lenders and the amounts of their respective Commitments and Loans (in each case, other than the Lender that is the signatory to this Agreement and listed on Annex I hereto); provided that the Loan Parties may disclose such information with the consent of such Lender, upon the advice of legal counsel, or as required by applicable laws or regulations or by any subpoena or similar legal process. Prior to filing any report or disclosure with the Securities Exchange Commission or releasing any press release or other similar public disclosure that, in each case, contains the name of any Lender or Affiliate of any Lender, the Loan Parties shall, except to the extent prohibited by applicable law, furnish a copy of the proposed disclosure materials to such Lender and consult in good faith with such Lender regarding any revisions it may request.
Section 13.13    Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Secured Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until Payment in Full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 13.13 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then, to the extent permitted by applicable law, the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 13.13.
Section 13.14    EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”
Section 13.15    No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans hereunder are solely for the benefit of the Borrower, and no other Person (including any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Agents or any Lender for any reason whatsoever. There are no third party beneficiaries.
Section 13.16    USA PATRIOT ACT NOTICE. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the USA PATRIOT Act.
Section 13.17    Collateral Releases.
(a)    Release Upon Payment in Full. Upon Payment in Full, the Administrative Agent, at the written request and expense of the Borrower, will promptly release, reassign and transfer the Collateral to the Loan Parties pursuant to a customary payoff letter.
    (b)    Further Assurances. If any Property constituting the Collateral shall be sold, transferred or otherwise disposed of by any Loan Party to any unaffiliated third party in a transaction permitted by the Loan Documents, then such Property shall automatically no longer constitute Collateral under the Loan Documents and shall automatically be released from the Liens created by the Security Documents, and the Collateral Agent, at the request and sole expense of the Borrower, shall promptly execute and deliver to the Borrower or a such Loan Party all releases or other documents reasonably necessary or desirable for the release of the Liens created by the applicable Security Document on such Collateral; provided that the Borrower shall have delivered to the Administrative Agent and the Collateral Agent, at least five (5) Business Days prior to the date of the proposed release (or such other time period as the Administrative Agent may agree), a written request for release identifying the Loan Party, together with a certification by the Borrower stating (x) that such transaction is in compliance with this Agreement and the other Loan Documents, (y) the Borrower has complied with its obligations under Section 9.01(k), if applicable, and (z) no Collateral other than the Collateral required to be released is being released.
Section 13.18    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability; and
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.
[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	EOS ENERGY ENTERPRISES, INC.

By: /s/ Randall Gonzales
Name: Randall Gonzales
Title: Chief Financial Officer

    [Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT:	ACP POST OAK CREDIT I LLC,
as Administrative Agent and Collateral Agent

By: /s/ Matthew E. Laterza
Name: Matthew E. Laterza
Title: Chief Operating Officer
    [Signature Page to Credit Agreement]

LENDERS:	ACP POST OAK CREDIT I LLC, as a Lender

By: /s/ Matthew E. Laterza
Name: Matthew E. Laterza
Title: Chief Operating Officer
    [Signature Page to Credit Agreement]